UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
 PROXY STATEMENT PURSUANT TO SECTION 14(a) of THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )
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Filed by a Party other than the Registrant    [ ]
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Preliminary Proxy Statement
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x	Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-12
NEWPARK RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NEWPARK RESOURCES, INC.

2024 Annual Meeting of Stockholders
May 16, 2024

April 4, 2024
Dear Fellow Stockholder:
On behalf of the Board of Directors, you are cordially invited to attend the 2024 Annual Meeting of Stockholders of Newpark Resources, Inc. (the “Company”), which will be held on Thursday, May 16, 2024, at 9:00 a.m., Central Daylight Time, at the Newpark Technology Center, located at 21290 Merchants Way, Katy, Texas 77449 (the “Annual Meeting”). In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting.
Whether or not you plan to attend the Annual Meeting in person, it is important that you study carefully the information provided in the accompanying Proxy Statement and vote. Please promptly vote your shares by telephone, by the Internet or, if the Proxy Statement was mailed to you, by marking, signing, dating and returning the proxy card in the prepaid envelope so that your shares can be voted in accordance with your wishes.
Thank you for your continued support.
Sincerely,
Matthew S. Lanigan
President and Chief Executive Officer

PROPOSAL NO. 1 - ELECTION OF DIRECTORS	50

PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	57

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58

PROPOSAL NO. 4 - APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF OFFICERS AS PERMITTED BY LAW	61

STOCKHOLDER PROPOSALS	64

OTHER MATTERS	64

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date:	MAY 16, 2024	Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting during ordinary business hours at the Company’s headquarters, located at 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
Time:	9:00 a.m. Central Daylight Time
Place:	21920 Merchants Way Katy, Texas 77449
Record Date:	March 22, 2024

MEETING AGENDA
(1)	The election of seven director nominees named in this Proxy Statement to our Board of Directors;
(2)	A non-binding advisory vote to approve our named executive officer compensation;
(3)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2024; and
(4)	The approval of a proposed amendment to the Company’s Restated Certificate of Incorporation to limit the liability of officers as permitted by law.
Our stockholders may also transact such other business at the Annual Meeting as may properly come before the meeting and any adjournments or postponements thereof. Our stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly vote your shares. The giving of your proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.
Under the rules of the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also instructs you on how you may submit your proxy over the Internet or by mail. If you receive the Notice, you will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice or as otherwise described in this Proxy Statement.

How to Vote: Please vote by using one of the following voting methods. Please have your proxy materials in hand when voting by any one of these methods. You may need your control number in order to vote by one of the advance methods.

)	:	*	@
By Phone 1 (800) 690-6903	By Internet www.proxyvote.com	By Mail Mark, sign and date your proxy card and return it in the postage-paid envelope.	In Person Attend the Annual Meeting and vote by ballot.

Dated:	April 4, 2024
BY ORDER OF OUR BOARD OF DIRECTORS

M. Celeste Frugé
Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

PROXY SUMMARY
This summary highlights selected information found elsewhere in this Proxy Statement, which we expect to send or make available to stockholders on or about April 4, 2024. This summary does not contain all of the information that you should consider before voting and therefore we urge you to review the complete Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, prior to voting.
ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Central Daylight Time, on May 16, 2024
Place	Newpark Technology Center 21920 Merchants Way Katy, Texas 77449
Record Date	March 22, 2024
Voting	Stockholders of record at the close of business on the Record Date are entitled to receive notice of and may vote in person at the Annual Meeting or by proxy. Each share of our common stock entitles the holder to one vote on each matter submitted to a vote of stockholders. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by Internet or by following the instructions in the Notice Regarding the Availability of Proxy Materials or, if you requested printed copies of the proxy materials, you can vote by Internet, by telephone or by delivering your proxy through the mail. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.
Common shares outstanding as of the Record Date	85,201,652

ANNUAL MEETING PROPOSALS

Voting Item	Board Vote Recommendation	Page
1. Election of seven director nominees named in this Proxy Statement to our Board of Directors	FOR EACH NOMINEE	50
2. Non-binding advisory vote to approve named executive officer compensation	FOR	57
3. Ratification of appointment of independent registered public accounting firm	FOR	58
4. Approval of a proposed amendment to the Company’s Restated Certificate of Incorporation to limit the liability of officers as permitted by law	FOR	61

OUR DIRECTOR NOMINEES

						Current Committee Memberships
Nominee	Age	Director Since	Gender	Ethnicity	Service on Other Public Company Boards	Audit	Compensation	Environmental, Social and Governance	Independent
Rose M. Robeson (Board Chair - 2023)	63	2018	Female	Caucasian	2				✓
Matthew S. Lanigan	53	2022	Male	Caucasian	—
Roderick A. Larson	57	2014	Male	Caucasian	1	✓	✓	✓	✓
Michael A. Lewis (ESG Chair - 2022)	62	2021	Male	African American	2	✓	✓	✓	✓
Claudia M. Meer (Audit Chair - 2023)	62	2022	Female	Caucasian	1	✓	✓	✓	✓
John C. Mingé	62	2017	Male	Caucasian	—	✓	✓	✓	✓
Donald W. Young (Compensation Chair - 2023)	51	2022	Male	Caucasian	—	✓	✓	✓	✓
As our Company strategy and the business environment evolve, the Environmental, Social, and Governance Committee (“ESG Committee”) of our Board of Directors annually reviews the skills and experience of our Board members, ensuring that the Board composition evolves with the changing Company strategy and business environment and maintains relevant knowledge as well as a diversity of viewpoints.
Each of our Board members in 2023 received 94% support or higher in the annual stockholder election.
Summary Board Matrix:
Our director nominees’ primary skills and experiences are highlighted in the following matrix. The matrix is intended as a high-level summary of key skills and not an exhaustive list of each director’s skills or contributions to our Board.

	Robeson	Lanigan	Larson	Lewis	Meer	Mingé	Young
Knowledge, Skills and Experience
Accounting/Financial	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓
Energy Transition/Sustainability				✓	✓	✓
Global Oilfield Service Experience	✓	✓	✓			✓	✓
Specialty Rental and Critical Infrastructure Experience		✓		✓			✓
Executive Experience	✓	✓	✓	✓	✓	✓	✓
Health, Safety & Environmental		✓	✓	✓		✓
HR/Compensation	✓	✓	✓			✓	✓
Mergers and Acquisitions	✓	✓	✓		✓	✓	✓
Other Public Company Board Experience	✓		✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓
Technology, Engineering and Manufacturing		✓	✓	✓		✓	✓
Strategic Planning/Oversight	✓	✓	✓	✓	✓	✓	✓

Director Demographics:
50% of the independent directors are racially/ethnically or gender diverse with 75% of the Board and Committee Chair positions held by independent, diverse directors.
Our experienced and qualified Board continues to improve our corporate governance practices as reflected by the following:

✓	Non-executive Board Chair	X	Related-party transactions that impair the independence of Board or Committee members

✓	Regular rotation of Committee and Board Chair - in May 2023, three roles (Board Chair, Audit Committee Chair and Compensation Committee Chair) rotated	X	Entrenched Board or Committee members with excessive tenure

✓	Audit Committee Chair held by Financial Expert	X	Classified Board

✓	Majority vote principle with director resignation policy in Corporate Governance Guidelines	X	Excessive annual cash retainers, equity awards or perquisites for Board members

✓	ESG Committee consisting solely of independent Board members and oversees our ESG program, including related risks	X	Absent or disengaged Board or Committee members – each Board member attended at least 75% of the 10 Board meetings and 21 committee meetings held in 2023

✓	Diverse Board required to seek out highly qualified women and minority candidates for inclusion in nominee pool as part of search process for any new director

✓	Six of seven of our current Board members are independent

✓	Board Refreshment - average tenure of Board members is five years with an average age under 60 and a mandatory Board retirement age of 75

EXECUTIVE COMPENSATION
Our executive and director compensation programs reflect a number of best practices, including the following:

✓	Stock ownership guidelines for senior management and non-employee directors	X	No excise tax gross-ups

✓	Annual say-on-pay vote	X	No repricing options or SARs without stockholder approval

✓	Independent compensation consultant	X	No hedging or pledging Company shares by employees, officers, or directors

✓	Significant percentage of pay is “at risk”	X	No single-trigger change-in-control payments

✓	Multiple financial performance metrics in annual incentive program	X	No excessive perquisites

✓	Multiple performance metrics in long-term incentive program	X	No payments of dividends on unvested awards

✓	Robust Insider Trading Policy and Clawback Policy	X	No fixed term employment agreements

✓	Stock repurchase program in place to mitigate dilutive impact of management and director equity grants

Our executive compensation program is designed to align pay for performance and we are pleased with the support our stockholders have provided regarding the program. At our 2023 Annual Meeting, our stockholders voted 99% in favor of our executive compensation.

NEWPARK RESOURCES, INC.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
 PROXY STATEMENT
April 4, 2024
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. (“Newpark,” “we” or the “Company”) for the Annual Meeting to be held at the Newpark Technology Center located at 21920 Merchants Way, Katy, Texas 77449 on Thursday, May 16, 2024, at 9:00 a.m., Central Daylight Time, and any postponements or adjournments of the Annual Meeting. For safety and security reasons, no cameras, recording equipment or electronic devices will be permitted in the meeting. Mobile phones may be brought into the meeting, but the camera function is not permitted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 16, 2024
In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and related materials available over the Internet under the “notice and access” delivery model. A Notice Regarding the Availability of Proxy Materials is expected to be first mailed on or about April 4, 2024, to all stockholders of record at the close of business on the record date, March 22, 2024. The Notice Regarding the Availability of Proxy Materials is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet and by mail. Stockholders are encouraged to access and review the proxy materials before voting.
This Proxy Statement, the form of proxy and voting instructions are expected to be made available on or about April 4, 2024, at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by telephone at 1-800-690-6903, via the Internet at www.proxyvote.com or by email in accordance with the instructions given in the Notice Regarding the Availability of Proxy Materials. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2023, is being made available at the same time and by the same method described above. The Annual Report to Stockholders is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference therein.
Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by making such request via the Internet, email or by telephone. A request to receive proxy materials in printed form or electronically by email will remain in effect until the request is terminated by the stockholder.
We will provide, free of change, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, upon request of any stockholder of the Company. Please send a written request to our Corporate Secretary at Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381 or call (281) 362-6800.

Householding Information
Stockholders residing in the same household may receive only one copy of the Notice Regarding the Availability of Proxy Materials or proxy materials. This process is called “householding.” Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.
Street name stockholders who hold their shares in the name of a bank, broker or other holder of record in a single household who received only one copy of the Notice Regarding the Availability of Proxy Materials may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker or other holder.
If you are receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, you also may request orally or in writing to receive a single copy, or if you would like to opt out of householding this year and would like to receive additional copies of proxy materials mailed to you, please contact us by calling (281) 362-6800, or writing our Corporate Secretary at Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. We will promptly deliver a separate copy of the Notice Regarding the Availability of Proxy Materials to you upon your request.

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Revocation of Proxies
Any stockholder giving a proxy may revoke the proxy before it is voted by notifying our Corporate Secretary in writing before or at the Annual Meeting, by providing a proxy bearing a later date to our Corporate Secretary, by voting again via the Internet or telephone, or by attending the Annual Meeting and expressing a desire to vote in person.
If you are a beneficial owner and wish to change your vote, you must contact the bank, broker or other holder of record that holds your shares prior to the Annual Meeting to assist you with this process.

Other Legal Matters
This Proxy Statement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the SEC and other subsequent documents we file with the SEC. In addition, any standards of measurement and performance made in reference to our ESG and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation or prospect can or will be achieved. The ESG-related information included in, and any ESG issues identified as material, significant or priority for purposes of, this Proxy Statement or any related document may not be considered material for SEC reporting purposes. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
We make our website content available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this Proxy Statement.

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Vote Requirement for Each Proposal and Board Recommendation
Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Vote Recommendation
Election of seven director nominees named in this Proxy Statement to our Board of Directors	Majority of the shares present and entitled to vote	Broker non-votes are treated as not present and not entitled to vote on the matter and will have no effect on the outcome. However, abstentions constitute shares that are present and entitled to vote and will be treated as a vote against.	FOR EACH NOMINEE
Non-binding advisory vote to approve named executive officer compensation	Majority of the shares present and entitled to vote	Broker non-votes are treated as not present and not entitled to vote on the matter and will have no effect on the outcome. However, abstentions constitute shares that are present and entitled to vote and will be treated as a vote against.	FOR
Ratification of independent registered public accounting firm	Majority of the shares present and entitled to vote	Brokers are expected to have discretionary authority to vote unless prior instructions have been received. Abstentions constitute shares that are present and entitled to vote and will be treated as a vote against.	FOR
Approval of a proposed amendment to the Company’s Restated Certificate of Incorporation to limit the liability of officers as permitted by law	Majority of the outstanding shares entitled to vote	Broker non-votes and abstentions constitute shares that are entitled to vote and will be treated as a vote against.	FOR
Subject to any revocation, all proxies will be voted as directed by the stockholder on the proxy card. If the proxy is properly executed and returned, but no choice is specified, proxies will be voted according to the recommendation of the Board as listed in the table above.
The proxy confers discretionary authority upon the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Management is not currently aware of, nor does it intend to present at the Annual Meeting, any such other matters.

Beneficial Ownership
If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of the shares and the shares are considered to be held in street name for your account. As the beneficial owner, you have the right to direct your bank, broker or nominee to vote your shares as you instruct. If you do not instruct your bank, broker or nominee on how to vote your shares, then such bank, broker or nominee will only have discretion to vote your shares on routine matters only, but not on non-routine matters. Whether a proposal is routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, your bank, broker or nominee may choose not to exercise such discretion to vote uninstructed shares. Therefore, unless you provide voting instructions, your bank, broker or nominee is not permitted to vote your shares on certain proposals and may elect to not vote on any proposals, resulting in a “broker non-vote.”
If you do not instruct your bank, broker or nominee how to vote your shares, then your shares may not be voted on some or all of the proposals. As such, we urge you to instruct your bank, broker or nominee how to vote your shares on all proposals to ensure your interests are represented at the Annual Meeting.

Quorum
The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum.

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Solicitation of Proxies
The cost of preparing, printing and delivering this Proxy Statement, the Notice Regarding the Availability of Proxy Materials and the form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. In addition to this distribution, officers and other regular employees of ours may solicit proxies personally, electronically or by telephone, but no additional compensation will be paid to these individuals on account of these activities. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them of record.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board of Directors. The Board of Directors establishes broad corporate policies, has responsibility for our overall performance and strategy and authorizes various types of transactions but is not involved in the details of the day-to-day operations of the business. The Board of Directors maintains a focus on our Core Values (Safety, Integrity, Respect, Excellence, Accountability) which we believe will create long-term value for our stockholders.

Board Leadership Structure
The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The Board believes that part of an effective Board leadership structure is to have either an independent director as the Board Chair or to designate a Lead Director that is separate from the Chief Executive Officer (“CEO”), as it provides, among other things, sufficient independence between the Board and management and facilitates our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. Ms. Robeson has served as an independent member of our Board since 2018 and as our non-executive Board Chair since 2023 upon the retirement of our former Board Chair, Anthony Best. As Ms. Robeson is an independent director, we believe it is not necessary to appoint a Lead Director.
The principal responsibilities of the non-executive Board Chair are:
•To manage the organization, functioning and affairs of the Board of Directors, in order to enable it to meet its obligations and responsibilities;
•To facilitate the functioning of the Board of Directors independently of management and maintain and enhance the governance quality of the Company and the Board;
•To interact regularly with the CEO and other executive officers on major strategy issues and the handling of major business issues and opportunities, matters of corporate governance and performance issues, including providing feedback from other Board members and acting as a “sounding board” for the CEO;
•Together with the Chair of the Compensation Committee, to conduct a formal evaluation of the CEO’s performance at least annually; and
•To lead the Board of Directors in the execution of its responsibilities to our stockholders.
A complete description of the responsibilities of the non-executive Board Chair is set forth in a Chairman of the Board charter adopted by the Board of Directors, a copy of which is available on our website at www.newpark.com/governance. A description of the powers and duties of the Board Chair is also set forth in our Bylaws.

Meeting Attendance
Each director is elected to a one-year term. Our Board of Directors held 10 meetings during 2023 and took one action by unanimous written consent. Each director attended at least 75% of the meetings of the Board of Directors held while serving as a member of the Board of Directors and of each committee of which such director was a member that was held during the time such director was a member. The independent directors meet regularly in executive sessions at which time only independent directors are present, and the Board Chair oversees those sessions.

Director Attendance at Annual Meeting
We have a policy encouraging the attendance of all directors at our annual meetings of stockholders, and we make all appropriate arrangements for directors who choose to attend, including reimbursement of their reasonable travel expenses. All seven of our then-current directors attended the 2023 Annual Meeting of Stockholders.

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Director Independence
The Board of Directors has determined that each of Mmes. Meer and Robeson and Messrs. Larson, Lewis, Mingé and Young is an “independent director” as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). Former Board Chair Mr. Best, who retired from our Board in May 2023, was also an “independent director” within the meaning of the NYSE listing standards during the period he served on the Board of Directors. In making these determinations regarding independence, the Board of Directors evaluated commercial, consulting, charitable, familial and other relationships with each of its directors and entities of which such director is an executive officer, partner, member and/or significant stockholder.
As part of this annual evaluation, the Board of Directors noted that none of the directors received any consulting, advisory, or other compensatory fees from us (other than for services as a director) or is a partner, member or principal of an entity that provided accounting, consulting, legal, investment banking, financial or other advisory services to our Company, and none of the express independence disqualifications contained in the NYSE rules apply to any of them. On an ongoing basis, the Chair of the ESG Committee, along with the General Counsel, evaluate commitments of the directors, including changes in occupation and other Board memberships, to determine continuing independence.
Based on this independence review and annual evaluation, and on other facts and circumstances the Board of Directors deemed relevant, the Board of Directors, in its business judgment, determined that each of our incumbent director nominees and former director Mr. Best is independent, with the exception of Mr. Lanigan, who is our President and CEO.
Ms. Robeson served on the Board of Directors of Antero Midstream Corporation (“Antero”) until June 2022, and currently serves on the Board of SM Energy Company (“SM Energy”) and Williams Companies, Inc. (“Williams”). Each of Antero Water LLC, an indirect subsidiary of Antero, SM Energy and Williams is a customer of our Company. However, none of Antero, SM Energy or Williams made payments for property or services in an amount which, in any of the fiscal years 2023, 2022 or 2021, exceeded the greater of $1.0 million or 2% of Antero’s, SM Energy’s, or Williams’, respectively, consolidated gross revenues. Ms. Robeson was not involved in any decision to award work to us. The Board of Directors determined that the relationship between our Company and any of Antero, SM Energy or Williams did not disqualify Ms. Robeson from being considered an independent director.
Mr. Best currently serves on the Board of Directors of ProPetro Holding Corp. (“ProPetro”), which is a customer of our Company. However, ProPetro has not made payments to the Company for property or services in an amount which, in any of fiscal years 2023, 2022 or 2021, exceeded the greater of $1.0 million or 2% of ProPetro’s consolidated gross revenue. The Board of Directors determined that the relationship between our Company and ProPetro did not disqualify Mr. Best from being considered an independent director.

Board Role in Risk Management
The Board, as a whole and through its committees, retains responsibility for overseeing our Company’s processes for assessing and managing risk, although it is management’s responsibility to manage risk on a day-to-day basis. The Board discharges its responsibility, in part, through regular inquiries from the Board Chair to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to the Company. The Board also participates with senior management in periodically reviewing enterprise risks, including cybersecurity, analyzing trends in such risks over time and across the short, intermediate and long term, considering mitigation plans for such risks (taking into account the immediacy of any such risk) and auditing such mitigation plans.
The Board also delegates the oversight of certain specific risks to committees of the Board. For example, the Board delegates to the ESG Committee the oversight of the Company’s ESG program, including any ESG risks material to the Company’s business and long-term strategy. The Board further delegates to the Compensation Committee the assessment of our Company’s compensation plans with regard to whether such plans encourage the taking of inappropriate levels of risk. The Board further delegates to the Audit Committee the oversight of the risk assessment undertaken by management to develop the scope and coverage of reviews conducted by our internal audit function.

Director Nominations
The ESG Committee is responsible for periodically evaluating and making recommendations to the Board of Directors with respect to the size and composition of the Board of Directors. In order to assist the ESG Committee, our Board of Directors included in our Corporate Governance Guidelines certain criteria that we believe minimize the risk of compromising the independence of the Board, while adding to the diversity and depth of knowledge of our Board members. The general qualification criteria of director nominees are that such nominee:

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•is of the highest integrity and character;
•is willing and able to devote sufficient time to effectively carry out the duties and responsibilities of a director;
•has the objectivity, ability and desire to represent the interests of our stockholders as a whole, free from any conflict of interest;
•has familiarity with our business and the industries in which we operate;
•has held positions with a high degree of responsibility and relevant expertise and experience to offer advice and guidance; and
•has independence of thought and financial literacy.
The ESG Committee also assesses the core competencies most needed in any new members of the Board, such as backgrounds in strategy, finance, safety, operations, marketing and relevant industries. As set forth in our Corporate Governance Guidelines, our ESG Committee evaluates the full composition of the Board so that it will reflect a range of abilities, experiences and perspectives appropriate to our Company. As such, consideration of diversity of viewpoints, expertise and experience as well as gender, ethnicity and background are all assessed by our ESG Committee when evaluating a nominee for our Board of Directors. As part of the search process for any new director, our Corporate Governance Guidelines require the ESG Committee to actively seek out female and minority candidates to include in the pool from which Board nominees are chosen. The ESG Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.

Stockholder Recommendations for Board Nominations
The ESG Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement, including those eligibility requirements set forth in our Corporate Governance Guidelines. In order to nominate a director at an annual meeting, our Bylaws require that a stockholder be entitled to vote in the election of directors and follow the procedures set forth in the Bylaws, as described under “Stockholder Proposals.” Our Bylaws are available on our website at www.newpark.com/governance.
The stockholder making the recommendation also must submit all information required under our Bylaws. Stockholders may send recommendations for director candidates for the 2025 Annual Meeting to the ESG Committee by U.S. mail or overnight delivery at the following address: Chair, ESG Committee, c/o Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
Candidates recommended by the ESG Committee must include a sufficient number of persons who, upon election, would be independent directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors under the listing standards of the NYSE and the rules and regulations of the SEC. In considering any candidates recommended by stockholders, the ESG Committee will take into account the same factors as apply to all other prospective nominees.

Board Orientation and Education
The ESG Committee, with the support and assistance of the executive officers, is responsible for establishing an orientation plan for new directors, along with the coordination and scheduling of educational opportunities for the Board. The orientation program includes a review of our governance documents and policies, along with individual meetings with our executive leaders, and tours of key facilities. In addition, over the last several years, the ESG Committee has coordinated training sessions by outside experts during Board meetings related to, among other things: risk assessment, insurance and management; long-term strategy; stockholder activism; ESG practices and trends; industry-specific education; macro-economic trends in the U.S. and global economies; and director fiduciary duties under Delaware law. The Board also attends continuing education seminars either in person or electronically that are hosted by outside experts such as the National Association of Corporate Directors in order to stay current with best practices and evolving trends. Finally, management regularly provides the Board with published articles and white papers authored by outside experts on a variety of topics, including board fiduciary duties, cybersecurity, stockholder activism, ESG trends and proxy advisory firm ratings and guidance.

Stockholder Communication with Board Members
The Board of Directors has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. These communications should be sent by letter addressed to the member or members of the Board of Directors to whom the communication is directed, care of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. These communications, other than sales-related communications, will be forwarded to the Board member or members specified.

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CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to sound principles of corporate governance and have adopted Corporate Governance Guidelines that the Board of Directors believes promote the effective functioning of the Board of Directors, its committees and our Company. The Corporate Governance Guidelines conform to the NYSE corporate governance listing standards and SEC rules and address, among other matters, director qualifications, independence and responsibilities, majority vote principles, Board committees, Board access to senior management, the independent accountants and other independent advisors, compensation of directors and assessments of Board and committee performance. The Corporate Governance Guidelines are available on our website at www.newpark.com/governance and are also available, without charge, upon request to our Corporate Secretary at Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.

Majority Vote Principle
Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. Under our Bylaws, directors in uncontested elections are elected by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under our majority vote principle, a nominee in an uncontested election who does not receive a majority of the votes of holders having voting power “for” that nominee’s election is subject to our director resignation policy described below. Under our Corporate Governance Guidelines, an uncontested election is one at which the number of nominees for election as director is not greater than the number of directors to be elected.

Director Resignation Policy
The Corporate Governance Guidelines provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that the incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been:
•a failure by that nominee to receive a majority of the votes of holders having voting power “for” such nominee’s election in any uncontested election of directors; and
•acceptance of the resignation by the Board of Directors.
In the event a director does not receive a majority of the votes of holders having voting power “for” such director’s election, the ESG Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where the consideration is such director’s resignation. The Board of Directors will act on the recommendation of the ESG Committee within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Director Retirement Age and Tenure
Our Corporate Governance Guidelines include a director retirement age policy but do not include a tenure policy. Under our Corporate Governance Guidelines, any person who is 75 years of age or more is not eligible to be elected as a director, although any director reaching the age of 75 while in office may serve the remainder of such director’s term until the next annual meeting of stockholders. The average age of all director nominees is 59 years of age, with no director nominee being older than 63 years of age. The average tenure on the Board of the director nominees is approximately five years, with no director nominee having served on the Board for more than 10 years.

Executive Sessions of Non-Management Directors
Our Corporate Governance Guidelines require the non-management directors meet at least twice each year in executive session, without management present. However, management employees may be invited to attend portions of these meetings if deemed appropriate by the non-management directors to provide information necessary for the meetings. Executive sessions were held as part the Board’s regularly scheduled meetings in 2023 and were presided over by Mr. Best, our non-executive Board Chair prior to his retirement on May 18, 2023, and then by Ms. Robeson for the remainder of 2023.
Interested parties may direct their concerns to the Board Chair or to any other non-management director or directors by following the procedures set forth in the section entitled “Stockholder Communication with Board Members.”

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Service on Other Boards
Directors are encouraged to limit the number of other boards of for-profit organizations on which they serve so as not to interfere with their service as a director of the Company. Ordinarily, directors may not serve on the boards of more than four public companies, including Newpark’s Board. Directors who are executive officers of public companies may not serve on the board of more than one other public company, in addition to Newpark’s Board. Directors are required to advise the Chair of the Environmental, Social and Governance Committee and the General Counsel in advance of accepting an invitation to serve on the board of another for-profit organization. In considering each director nominee for election at the Annual Meeting, the Environmental, Social and Governance Committee took into account each director’s public company leadership positions and other outside commitments to assess the director’s compliance with our policy. Each of the director nominees is in compliance with this policy.

DIRECTOR STOCK OWNERSHIP GUIDELINES
To encourage our non-employee directors and executive officers to achieve and maintain a significant ownership interest in our Company, the Board of Directors approved stock ownership guidelines. Our Corporate Governance Guidelines require each of our non-employee directors to own shares of our common stock valued at five times their annual cash retainer. Our non-employee directors are provided a grace period of five years from the date of first election to the Board to reach the required level of stock ownership. In the event of an increase in the annual cash retainer or an increase in the stock ownership requirement, the non-employee directors are provided a new grace period of five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines. A non-employee director is not considered to be out of compliance with the stock ownership guidelines simply due to a drop in stock price; however, any non-employee director in this situation may not sell shares until compliance is regained and any subsequent sale of shares must not cause the non-employee director’s ownership level to fall below the applicable stock ownership requirement. As of March 1, 2024, each of our non-employee directors was in compliance with the ownership guidelines. For details on our executive officer stock ownership guidelines, see “Compensation Discussion and Analysis – Stockholder Alignment” below.

RELATED PERSON TRANSACTIONS
The Board of Directors has adopted a Policy Regarding Covered Transactions with Related Persons (“Related Person Policy”) that requires the approval by the Audit Committee of any Covered Transaction (as defined in the Related Person Policy). A Covered Transaction includes, but is not limited to, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness, in which (a) the aggregate amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $100,000 (including any periodic payments or installments due on or after the beginning of our last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (b) we or any of our subsidiaries are a participant and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or, together with all other applicable Related Persons (as defined in the Related Person Policy), a less than 10% beneficial owner of another entity). The policy provides that any director, director nominee or executive officer must provide to the General Counsel and Chair of the Audit Committee prior notification of all proposed terms of any Covered Transaction (other than related-party transactions involving compensation matters and certain ordinary course transactions). Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, even if the aggregate amount involved exceeds $100,000, are deemed to have standing pre-approval by the Audit Committee. The Audit Committee must review the relevant facts and circumstances of the Covered Transaction, including if the terms and conditions of the transaction are generally available to third parties under similar terms or conditions, take into account the level of interest or relationship to the related person and the impact on a director’s independence, and either approve or disapprove the Covered Transaction. It is our policy that Covered Transactions be reviewed and approved in advance; however, if the Audit Committee (or the Audit Committee Chair pursuant to such Chair’s delegated authority) is unable to provide advance approval of a Covered Transaction, the transaction will be considered at the next regularly scheduled meeting of the Audit Committee. At the next meeting, the Audit Committee will evaluate all options, including, but not limited to, ratification, amendment or termination of the Covered Transaction. The Audit Committee (or Chair, as applicable) shall not approve any Covered Transaction if it determines the Covered Transaction to be inconsistent with the interests of the Company and its stockholders. No director may participate in approval of a Covered Transaction for which such director is a related person.

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CODE OF ETHICS
The Board of Directors also has adopted a Code of Ethics for Senior Officers and Directors that applies to all of our directors, our principal executive officer, principal financial officer, principal accounting officer or controller, and other senior officers. The Code of Ethics for Senior Officers and Directors contains policies and procedures applicable to our directors and, as to our senior officers, supplements our Code of Business Ethics and Conduct, which is applicable to all of our employees (together with the Code of Ethics for Senior Officers and Directors, the “Codes”). The purposes of the Codes, among other matters, are to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Codes are designed to promote full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with, or submit to, the SEC and in other public communications. The Codes also require compliance with applicable governmental laws, rules and regulations, including, without limitation, insider trading laws. The Codes further require the prompt internal reporting of violations of the Codes to an appropriate person or persons and accountability for adherence to the Codes.
To the extent required any amendments to, or waivers of, the Codes with respect to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, will be disclosed on our website within four business days following the date of the amendment or waiver.
Copies of our Code of Ethics for Senior Officers and Directors and our Code of Business Ethics and Conduct are available on our website at www.newpark.com/governance and are also available in print upon request from our Corporate Secretary.

HEDGING AND PLEDGING POLICIES
Under the Company’s Code of Business Ethics and Conduct and Insider Trading Policy, all directors, executive officers and employees and their family members and controlled entities are prohibited from pledging our Company’s securities for a loan or engaging in speculative transactions in our Company’s securities, including short-term trading, short sales, transactions in derivative securities (including puts and calls), hedging transactions and purchasing Newpark securities on margin.

BOARD COMMITTEES
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the ESG Committee. Each of the Board Chair and the President and Chief Executive Officer attends all committee meetings, but neither one is a member of any committee so does not cast a vote therein. Each committee operates under a written charter approved by the Board of Directors. Copies of these charters, which set forth the specific responsibilities of the committees, as well as copies of our Corporate Governance Guidelines, our Code of Business Ethics and Conduct, our Code of Ethics for Senior Officers and Directors and our charter of the Chairman of the Board, are available on our website at www.newpark.com/governance. Stockholders also may obtain printed copies of these items, without charge, by contacting us at the following address:
Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attn: Corporate Secretary

Audit Committee
As of March 22, 2024, the members of the Audit Committee were Claudia M. Meer (Chair), Roderick A. Larson, Michael A. Lewis, John C. Mingé and Donald W. Young. The Board of Directors has determined that each member of the Audit Committee is independent and “financially literate” under applicable SEC rules and NYSE listing rules and is an “independent director” under applicable NYSE listing rules. The Board of Directors also has determined that Ms. Meer qualifies as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met eight times during 2023 and did not take any action by unanimous written consent.
The Audit Committee is responsible for the selection, evaluation, compensation and, when necessary, replacement of the independent registered public accounting firm. The Audit Committee also has responsibility for providing independent review and oversight of the integrity of our financial statements, the financial reporting process, our systems of internal accounting and financial controls, the performance of our internal audit function and the independent auditors, the independent auditors’ qualifications and independence and our compliance with ethics policies and legal and regulatory requirements and preparing the Audit Committee Report and disclosure required by the Audit Committee for inclusion in this Proxy Statement. The independent auditors report directly to the Audit Committee.

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The specific responsibilities of the Audit Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/governance and is also available in print upon request from our Corporate Secretary.

Compensation Committee
As of March 22, 2024, the members of the Compensation Committee were Donald W. Young (Chair), Roderick A. Larson, Michael A. Lewis, Claudia M. Meer and John C. Mingé. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under applicable NYSE listing rules, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met eight times during 2023 and did not take any action by unanimous written consent.
The Compensation Committee has responsibility for establishing, evaluating and administering our compensation arrangements, plans, policies and programs for our Board of Directors, CEO and other executive officers, and for administering our equity incentive plans. The Compensation Committee also has responsibility for making recommendations to the Board of Directors with respect to the adoption, approval and amendment of the cash-based incentive plans for executives and senior managers and all equity-based incentive compensation plans.
The Compensation Committee has the authority to retain compensation consultants to assist in evaluating the compensation paid to our Board of Directors, CEO and other executive officers. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee continued its engagement with Pearl Meyer & Partners, LLC (“Pearl Meyer”) from January through August 2023, to provide the Compensation Committee with advice and recommendations on the amount and form of executive and director compensation. In August 2023, the Compensation Committee retained the services of Zayla Partners, LLC (“Zayla”) as its independent compensation consultant for the remainder of the year. Neither Pearl Meyer nor Zayla advised management or provided any non-executive consulting services to the Company other than its work on behalf of the Compensation Committee, and each of these consultants maintained no other economic relationship with the Company during 2023.
The specific responsibilities of the Compensation Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/governance and is also available in print upon request from our Corporate Secretary.

Environmental, Social and Governance Committee
As of March 22, 2024, the members of the ESG Committee were Michael A. Lewis (Chair), Roderick A. Larson, Claudia M. Meer, John C. Mingé and Donald W. Young. The Board of Directors has determined that each member of the ESG Committee is an “independent director” under applicable NYSE listing rules. The ESG Committee met five times during 2023 and did not take any action by unanimous written consent.
The ESG Committee oversees the Company’s ESG programs, assists and advises the Board of Directors with respect to the size, composition and functions of the Board of Directors, identifies potential candidates for the Board of Directors and recommends to the Board of Directors a slate of qualified nominees for election as directors at each annual meeting of stockholders, oversees the annual evaluation of the Board of Directors as a whole and the committees of the Board of Directors, and develops and advises the Board of Directors with respect to corporate governance principles, policies and practices.
The specific responsibilities of the ESG Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/governance and is also available in print upon request from our Corporate Secretary.

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EXECUTIVE OFFICERS
 As of March 22, 2024, our executive officers, their ages, positions with us and biographical information were as follows:

Matthew S. Lanigan	Age 53
President and Chief Executive Officer
A description of the business experience of Mr. Lanigan during the past five years can be found in the “Election of Directors” section of this Proxy Statement under the heading “Nominees and Voting.”

Gregg S. Piontek	Age 53
Senior Vice President and Chief Financial Officer
Mr. Piontek has served as our Chief Financial Officer since October 2011. He joined us in April 2007 as our Vice President, Controller and Chief Accounting Officer and served in this capacity until October 2011. Before joining us, Mr. Piontek served in various financial roles for Stewart & Stevenson Services, Inc. and Stewart & Stevenson, LLC from June 2001 through March 2007, including Divisional Controller, Assistant Corporate Controller and as Vice President and Chief Accounting Officer. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP.

Lori A. Briggs	Age 51
Vice President and President of Industrial Solutions
Ms. Briggs has served as our Vice President and President, Newpark Industrial Solutions since September 2021. She joined us in October 2017 as our Senior Director, Business Transformation & Integration, was promoted to the position of Vice President, Marketing for Newpark Industrial Services in January 2021, and then promoted to her current role in September 2021. Prior to joining Newpark, from October 2015 through October 2017, she served as a Global Pricing Leader for GE Oil & Gas, an energy subsidiary. Ms. Briggs also held leadership roles with progressing responsibility in marketing and sales for GE Capital for the ten years prior to October 2015.

M. Celeste Frugé	Age 51
Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ms. Frugé joined Newpark in April 2008 as Senior Corporate Counsel and was promoted to the position of Vice President - General Counsel, Chief Compliance Officer and Corporate Secretary in May 2023. Since joining Newpark in 2008, Ms. Frugé has served in various legal roles of increasing responsibility, including the role of Associate General Counsel from January 2011 to February 2020, and as the Company’s Deputy General Counsel and Assistant Corporate Secretary since February 2020. Prior to joining Newpark, Ms. Frugé practiced law at Winstead, PC where she was a member of the Corporate, Securities/M&A practice group and at Stibbs & Burbach, PC in The Woodlands, Texas. She received her undergraduate degree from Loyola University and earned her J.D. from Loyola University New Orleans College of Law.

David A. Paterson	Age 52
Vice President and President of Fluids Systems
Mr. Paterson has served as our Vice President and President of Fluids Systems since July 2019. From October 2018 to July 2019, Mr. Paterson served as President - Pressure Pumping of Weir Oil and Gas. From December 1995 to October 2018, he served in varying roles for Schlumberger including President - Artificial Lift, President - Geoservices, and Vice President - Drilling Group Asia. During this time, he spent 17 years working directly in the Drilling Fluids, Completion Fluids, Solids Control and Waste Management sector in Dowell Drilling Fluids and the M-I SWACO Joint Venture. He held numerous assignments of progressing responsibility in this space including: Well Site Fluids Engineer working on land, Offshore and Deepwater rigs, Customer In-House Fluids Representative, Field Service Manager, Product Line Manager for Completion Fluids, Country Manager, Asia Pacific Vice President, Eastern Hemisphere Senior Vice President and Global Product Line Vice President.

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Douglas L. White	Age 55
Vice President, Chief Accounting Officer and Treasurer
Mr. White has served as our Vice President, Chief Accounting Officer and Treasurer since November 2019. He joined us in April 2014 as our Corporate Controller and was appointed as our Chief Accounting Officer in May 2014, a position he held until being appointed to his current position in November 2019. From February 2008 until January 2014, Mr. White served as Director of Financial Reporting for Cooper Industries where he was responsible for corporate accounting and external reporting. From July 2004 until February 2008, he served as Vice President and Corporate Controller of MMI Products, Inc. Prior to that, Mr. White held various audit positions with Ernst & Young LLP. Mr. White is a Certified Public Accountant.

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OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners
The following table sets forth information, as of the date indicated in the applicable Schedule 13G or Schedule 13D, with respect to each stockholder identified as beneficially owning greater than 5% of our common stock, the number of outstanding shares of our common stock and the percentage beneficially owned. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person. Percentage ownership is based on 85,201,652 shares of our common stock outstanding as of March 1, 2024.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Ameriprise Financial, Inc.(1) 145 Ameriprise Financial Center Minneapolis, MN 55474	6,410,776	7.5%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	6,249,626	7.3%
Dimensional Fund Advisors LP (3) 6300 Bee Cave Road, Building One Austin, TX 78746	6,153,464	7.2%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	4,761,308	5.6%
Conversant Capital LLC (5) 25 Deforest Avenue, 3rd Floor Summit, New Jersey 07901	4,456,852	5.2%
(1)Based solely on Amendment No. 5 to Schedule 13G jointly filed with the SEC on February 14, 2024 by Ameriprise Financial, Inc. (“AFI”), TAM UK International Holdings Limited (“TAM UK”), Threadneedle Holdings Limited (“THL”), TAM UK Holdings Limited (“TUHL”), Threadneedle Asset Management Holdings Limited (“TAMHL”), TC Financing Ltd. (“TCFL”), Threadneedle Asset Management Limited (“TAML”), Threadneedle Investment Services Limited (“TISL” and collectively, the “AFI Reporting Persons”). According to the Schedule 13G/A, AFI has shared voting power over 6,410,776 shares and shared dispositive power over 6,410,776 shares, each of TAM UK, THL, TUHL, TAMHL, TCFL, TAML and TISL has shared voting power and shared dispositive power over 5,183,539 shares. Each of the AFI Reporting Persons disclaims beneficial ownership of such securities.
(2)Based solely on Amendment No. 16 to Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,071,245 shares and sole dispositive power over 6,249,626 shares. According to the Schedule 13G/A, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries: (i) BlackRock Advisors, LLC; (ii) Aperio Group, LLC; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock (Netherlands) B.V.; (v) BlackRock Fund Advisors; (vi) BlackRock Institutional Trust Company, National Association; (vii) BlackRock Financial Management, Inc.; (viii) BlackRock Investment Management, LLC; (ix) BlackRock Fund Managers Ltd; and (x) BlackRock Asset Management Schweiz AG.
(3)Based solely on the Schedule 13G filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP. According to the Schedule 13G, Dimensional Fund Advisors LP has sole voting power over 6,057,262 shares and sole dispositive power over 6,153,464 shares.
(4)Based solely on the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. According to the Schedule 13G, The Vanguard Group has shared voting power over 57,428 shares, sole dispositive power over 4,638,697 shares and shared dispositive power over 122,611 shares.
(5)Based solely on Amendment No. 1 to Schedule 13G jointly filed with the SEC on February 14, 2024 by The Conversant Opportunity Master Fund LP, Conversant GP Holdings LLC, Conversant Capital LLC, Michael Simanovsky (collectively, the “Conversant Reporting Persons”). Each of the Conversant Reporting Persons has shared voting power and shared dispositive power over 4,456,852 shares.

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Ownership of Directors and Executive Officers
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 1, 2024, by (i) each current director and each nominee for director, (ii) each named executive officer identified in the Summary Compensation Table in this Proxy Statement and (iii) all current directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. None of the shares reported below are pledged as security.

	Shares of Common Stock Beneficially Owned
Name	Number		Percent (1)
Gregg S. Piontek	990,381	(2)	1.2%
Matthew S. Lanigan	755,771	(3)	*
David A. Paterson	362,655	(4)	*
Donald W. Young	279,735		*
M. Celeste Frugé	223,634	(5)	*
Roderick A. Larson	217,543	(6)	*
John C. Mingé	204,179		*
E. Chipman Earle	175,696		*
Rose M. Robeson	175,591		*
Lori A. Briggs	174,892	(7)	*
Claudia M. Meer	115,064		*
Michael A. Lewis	108,180		*
All current directors and executive officers as a group (13 persons)	4,064,763	(8)	4.8%
*Indicates ownership of less than 1%.
(1)    The percentage ownership is based on 85,201,652 shares of our common stock outstanding as of March 1, 2024. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days of April 1, 2024 (or June 1, 2024).
(2)    Includes (i) 148,900 shares issuable upon exercise of options and (ii) 135,351 shares subject to restricted stock units that will vest on June 1, 2024.
(3)    Includes (i) 69,896 shares issuable upon the exercise of options and (ii) 245,930 shares subject to restricted stock units that will vest on June 1, 2024.
(4)    Includes 94,643 shares subject to restricted stock units that will vest on June 1, 2024.
(5)    Includes (i) 24,671 shares issuable upon exercise of options and (ii) 50,607 shares subject to restricted stock units that will vest on June 1, 2024.
(6)    Includes 185,409 shares held by LFV, LP, an entity in which Mr. Larson has a 50% limited partner interest..
(7)    Includes 66,737 shares subject to restricted stock units that will vest on June 1, 2024.
(8)    Includes (i) 279,608 shares issuable upon the exercise of options and (ii) 643,934 shares subject to restricted stock units that will vest on June 1, 2024.

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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation provided to our named executive officers (“NEOs”) for 2023, as listed in the table below, including the principles and processes used in determining their compensation.

Named Executive Officer	Position Title
Matthew S. Lanigan	President and Chief Executive Officer
Gregg S. Piontek	Senior Vice President and Chief Financial Officer
David A. Paterson	Vice President and President of Fluids Systems
Lori A. Briggs	Vice President and President of Industrial Solutions
M. Celeste Frugé	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
E. Chipman Earle (1)	Former Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary
(1) Effective April 30, 2023, Mr. Earle departed the Company as part of a larger restructuring of the Company’s support functions.
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to promote the following key objectives:
•Maintain market competitiveness: Our compensation programs should attract highly talented people with exceptional leadership capabilities and retain high-caliber talent;
•Pay for performance: A significant portion of an executive’s total compensation should be variable and dependent upon the attainment of specific and measurable short and long-term performance goals;
•Drive stockholder alignment: Executives should be motivated to create long-term value for our shareholders; and
•Encourage good governance: We annually assess (and address, as appropriate) actual and potential areas of compensation-related risk and provide for appropriate mechanisms and controls.

Market Competitiveness
Our Compensation Committee believes that the compensation of our NEOs should be competitive to attract and retain the right caliber of executives. We use a combination of peer group and broader industry data to assess the competitiveness of our compensation programs. NEO compensation is generally targeted at the market median, with opportunities to earn above or below the market median in light of Company performance. However, target compensation levels may vary from median levels based on a variety of considerations, including internal equity, individual experience, time in the position and breadth of responsibilities. For additional information, see “Our Compensation Process - Benchmarking and Peers” below.

Pay-for-Performance
A significant portion of our executives’ 2023 compensation is directly determined by Company performance metrics that enhance long-term stockholder value creation or otherwise correlate directly to stockholder returns:
•Consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), consolidated return on net capital employed (“RONCE”) and other relevant financial metrics (annual incentives);
•Progress against strategic goals, including the continued diversification into new markets, particularly those that are expected to benefit from the energy transition, and the continued advancement of new technologies, which provide our customers with both economic and environmental sustainability benefits (annual incentives);
•Superior long-term total stockholder return (“TSR”) generation, relative to peer group, and new for 2023, achievement of an average three-year RONCE performance metric (long-term incentive); and
•Time-vesting equity awards, for which realized compensation value is correlated directly to our stock price (long-term incentive).

Stockholder Alignment
We believe that the interests of our stockholders and executives should be aligned. To achieve this, we ensure that a significant portion of our executive compensation is tied to share price and the achievement of objectives that enhance long-term stockholder value.
We also maintain stock ownership guidelines for our officers as follows:

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Officer Stock Ownership Guidelines
Title	Ownership Requirement
Chief Executive Officer	5x salary
Chief Financial Officer, General Counsel and Division Presidents	3x salary
Other Designated Officers/Executives	1x salary
In determining compliance with our stock ownership guidelines, as provided above, unvested time-based restricted shares or units are counted, however, unexercised stock options are not counted. As of March 1, each of our executive officers was in compliance with the ownership guidelines. Further detail on the stock ownership guidelines for our non-employee directors is contained in the “Corporate Governance” section of this Proxy Statement under the heading “Stock Ownership Guidelines.”
Our program also includes a robust Clawback Policy, designed to comply with the requirements of NYSE Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act, under which we are required to recoup excess benefits received under incentive-based awards granted to current and former executive officers in the event of an accounting restatement. Our Clawback Policy also permits the Compensation Committee to recoup such excess benefits from a broader group of senior leaders, including the executive officers, whose fraud or misconduct gave rise or contributed to the restatement.

Good Governance
The Compensation Committee considers, in establishing and reviewing our employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. With the assistance of management and its independent compensation consultant, Zayla, the committee undertook a risk assessment of our compensation programs in 2023. As a result of this review, we believe that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. Among other factors considered, our compensation programs:
•Are benchmarked against a peer group composed of companies of a similar size and with comparable business operations;
•Are affordable relative to Company’s earnings and in line with peer group practices;
•Balance short and long-term incentives with a variety of financial and strategic performance objectives;
•Include a significant long-term equity component;
•Grant awards with staggered vesting schedules over a significant time horizon;
•Do not include excessive executive benefits or perquisites; and
•Promote compliance and long-term view through our Clawback Policy and robust stock ownership guidelines.

STOCKHOLDER ENGAGEMENT
Through our annual “Say-on-Pay” vote, we ask our stockholders to approve the compensation of our NEOs, as disclosed in our proxy statement. While the Say-on-Pay vote is advisory and not binding on the Company, the Compensation Committee strongly values the opinions of the stockholders and reviews the prior year’s Say-on-Pay voting results and stockholder engagement feedback when considering any changes to our executive compensation program.
At our 2023 Annual Meeting, the Company’s stockholders voted 99% in favor of our executive compensation. While we are pleased with these results and did not make any changes to our executive compensation program directly as a result of the vote, we remain committed to ongoing stockholder engagement through regular discussions with our stockholders, including about our executive compensation programs.

PAY MIX AND PAY ELEMENTS
For 2023, the Compensation Committee set between 71% and 81% of each NEO’s target compensation as contingent, performance-based pay (tied to both short-term and long-term Company performance). Some stockholders have expressed a preference for the use of equity for long-term incentive grants, while other stockholders believe that such an approach would be too dilutive to their interests. As a result, we continue to utilize a combination of equity and long-term performance cash in our executive compensation program.

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TARGET TOTAL DIRECT COMPENSATION - 2023
CEO	Other NEOs (Average)

Elements of Our Executive Compensation Program
	Element	Purpose			Description
		Attract/Retain	Pay-for-performance	Stockholder Alignment
FIXED	Base Salary	✓
Annual Merit Review:
Salary adjustments consider each individual’s experience, performance and contributions over time and provides a competitive level of base pay relative to the median of executives in the same position within our peer group and broader market.

VARIABLE	Annual Incentives	✓	✓	✓	Annual Performance: Short-term incentive awards are earned based on achieving consolidated and segment financial, ESG and strategic goals on an annual basis.
	Long-Term Incentives	✓	✓	✓
Multi-Year Performance:
Long-term incentive awards with multi-year vesting periods.
Realized value contingent upon long-term growth in stockholder value, particularly in the case of equity awards.
Performance-based cash awards provide the opportunity to earn from zero to 200% of target at the end of the three-year performance period without diluting stockholders.

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OUR COMPENSATION PROCESS
Our Compensation Committee establishes our overall executive compensation philosophy and reviews and approves our executive compensation program. The Compensation Committee establishes a calendar annually for specific compensation actions to address throughout the year.

Role of Independent Advisors
Our Compensation Committee has the authority to retain legal counsel and other experts, including independent compensation consultants. The Compensation Committee meets regularly without management present and with its independent compensation consultant to review executive compensation matters, including market and survey data as well as peer group information.
To assist in implementing the 2023 compensation program, the Compensation Committee engaged Pearl Meyer as its independent compensation consultant through August 2023. In September 2023, the Compensation Committee engaged Zayla as its independent consultant. The services provided by its outside advisors are regularly reviewed and we believe that Pearl Meyer and Zayla are independent and neither had any conflict of interest in providing executive and director compensation consulting services in 2023. In affirming the independence of its consultants, the Compensation Committee considered all applicable SEC and NYSE factors.
The Compensation Committee continues to monitor the independence of its compensation consultants on an annual basis.

Role of Executive Officers
While the Compensation Committee sets our overall executive compensation philosophy and determines the compensation of our CEO and other executive officers, it looks to its compensation consultant and our CEO to provide key information and make recommendations with respect to specific executive compensation decisions.
The CEO’s role in establishing executive compensation includes making recommendations to the Compensation Committee on the performance and pay levels for the other executive officers and certain members of senior management (other than the CEO). The CEO, CFO, General Counsel, Chief Compliance Officer and Corporate Secretary also participate from time to time as invited guests in Compensation Committee meetings, during which they provide the Compensation Committee with information regarding our strategic objectives, financial performance, disclosure obligations, legal advice and recommendations regarding compensation plans.

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Benchmarking to Market and Peers
As noted above, our Compensation Committee believes that pay practices at peer companies provide useful information in establishing compensation levels and recognizes that our compensation practices must be competitive in the marketplace in order to attract, retain and motivate key executive personnel. Accordingly, the Compensation Committee compares compensation levels in our executive compensation program to compensation levels within our identified peer group. For 2023, Pearl Meyer analyzed the executive compensation data in proxy statements of a peer group consisting of publicly traded companies comparable in size to us in annual revenues, market capitalization, enterprise value and corporate assets. Our peer group includes companies that primarily provide equipment and services to either the oil and gas industry or industrial end-markets. Our Compensation Committee reviews the peer group periodically, typically prior to issuing the performance-cash awards in the second quarter, so that the composition of the peer group continues to include the appropriate balance of companies who service the oil and gas industry versus industrial end markets, including companies whose financial size and operational scale are comparable to ours and who are more likely to compete with us for executive talent.

Peer Group & Survey Data
The following companies were included in the peer group which was approved in June 2023:

Ticker	Company Name
Continuing in 2023:
AROC	Archrock, Inc.
CLB	Core Laboratories N.V.
DRQ	Dril-Quip, Inc.
HLX	Helix Energy Solutions Group, Inc.
IIIN	Insteel Industries, Inc.
MTRX	Matrix Service Company
OIS	Oil States International, Inc.
TTI	TETRA Technologies, Inc.
SLCA	U.S. Silica Holdings, Inc.

Added in June 2023:
AGX	Argan, Inc.
CVEO	Civeo Corporation
CMCO	Columbus McKinnon Corporation
CTOS	Custom Truck One Source, Inc.
HEES	H&E Equipment Services, Inc.
RUT	Russell 2000 Index (LTIP performance cash award peer only)

Removed in June 2023:
WHD	Cactus, Inc.
FSTR	L.B. Foster Company
NX	Quanex Building Products
WTTR	Select Energy Services, Inc.
TDW	Tidewater Inc.
Reflecting the Company’s business strategy, in fiscal year 2023, the Compensation Committee made changes to the peer group to include a larger number of companies in the industrial and other non-oil and natural gas peers. The 2023 peer group includes seven companies in the oil and gas equipment and services sector and seven companies from industrial and other non-oil and gas industries. Also, in 2023, the Company added the Russell 2000 Index to the performance-cash award peer group to gauge Company performance in comparison to other similar sized companies.
These changes increased our mix of industrial and other non-oil and gas companies from 20% in 2021 to 33% in 2022, and 53% in 2023. The Compensation Committee will consider at its scheduled meeting in May 2024 whether any further updates

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to the peer group for fiscal year 2024 are necessary as we continue to evolve as a company and transition away from the oil and gas industry.
In November 2022, Pearl Meyer provided our Compensation Committee with information regarding compensation programs and compensation levels at the 25th, 50th and 75th percentiles for positions similar to those of our executives for the then-current peer group (i.e., those listed as continuing in 2023 and removed in June 2023 above). This information was derived from the proxy filings of the companies in our peer group and compensation survey data from general industry. Where possible, survey results were adjusted to reflect our size, based on annual revenue, and industry. The data was then blended on a weighted basis, which for 2023 was 70% weighted toward the peer group and 30% weighted toward the survey data. The peer group and survey data collectively are referred to as “market data” throughout this Proxy Statement.

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OUR DIRECT COMPENSATION ELEMENTS

Base Salary
Our Compensation Committee provides our NEOs with base salaries that are intended to be generally competitive with executive salary levels at our peer group companies and the market. In addition, the Compensation Committee, in determining executive base pay, considers each individual’s performance over time, experience, potential future contribution, role and responsibilities.
The Compensation Committee evaluated the performance of our Company, the CEO (which evaluation was performed together with the Board Chair) and the recommendations of the CEO regarding the other executive officers in addition to considering the individual factors listed above. The Compensation Committee also considered the conditions of the general economy and the energy services markets in particular and determined to hold NEO salaries flat for 2023, with the exception of Ms. Frugé whose salary increased effective May 1, 2023, in connection with her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.
The following table sets forth the annualized base salaries of our NEOs for 2023, and merit increases in the annualized base salaries of our NEOs effective as of April 1, 2024, which our Compensation Committee approved on February 20, 2024:

NEO	2023 Annualized Salary as of December 31, 2023	2024 Annualized Salary effective as of April 1, 2024	Percent Change
Matthew S. Lanigan	$725,000	$754,000	4.0%
Gregg S. Piontek	$438,300	$455,800	4.0%
David A. Paterson	$435,000	$452,400	4.0%
Lori A. Briggs	$375,000	$390,000	4.0%
M. Celeste Frugé (1)	$330,000	$343,200	4.0%
E. Chipman Earle (2)	$424,400	N/A	N/A
(1)Ms. Frugé’s base salary increased from $286,404 to $330,000 on May 1, 2023, in connection with her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.
(2)Annualized base salary as in effect on April 30, 2023, Mr. Earle’s last day of employment with the Company.

Annual Incentives

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Under our 2010 Annual Cash Incentive Plan, NEOs are eligible to receive annual cash bonuses based on achieving pre-established consolidated and segment financial, ESG and strategic goals.
We intend for the plan to:
•Hold executives responsible for keeping our employees safe while delivering results that contribute to growth in stockholder value;
•Provide a financial incentive to focus on specific financial, ESG, and strategic performance targets;
•Reward NEOs based on consolidated and segment performance; and
•Encourage NEOs to continually improve consolidated and segment performance.
The annual cash incentive opportunity, expressed as a percentage of base salary, for each participant is based on the potential to affect operations and/or profitability. In 2023, the threshold, target and over-achievement cash incentive opportunities for the NEOs, expressed as a percentage of base salary, remained unchanged from prior year target percentage levels for all NEOs other than Ms. Frugé, and are summarized in the table below. As a result of her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, Ms. Frugé’s incentive target increased from 40% to 70% starting on May 1, 2023. Such annual incentive opportunities are applied to the base salary actually paid for the year and therefore reflect any mid-year adjustments to an officer’s annual base salary level.

NEO	Incentive Opportunity as a Percent of Salary
	Threshold	Target	Over-Achievement
Matthew S. Lanigan	40%	100%	200%
Gregg S. Piontek	30%	75%	150%
David A. Paterson	28%	70%	140%
Lori A. Briggs	28%	70%	140%
M. Celeste Frugé	28%	70%	140%
E. Chipman Earle	28%	70%	140%
Target performance for 2023 was set based on budgeted financial objectives approved by the Board of Directors for the year. The Compensation Committee then established several benchmark levels of performance in the plan to help guide determination of actual awards, and the benchmarks reflected in the table below were applicable to the corporate financial objectives. The original targets and benchmarks for 2023 that were approved by the Compensation Committee in January 2023 were never adjusted during the year.
The structure of the 2023 Annual Cash Incentive Compensation Plan (ACIP) for the CEO is graphically presented below.
For our 2023 annual incentive program, the Compensation Committee adopted multiple financial metrics that collectively were weighted at 75% for each of our executive officers, including EBITDA, RONCE, and segment income after capital charge

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(“IACC”). EBITDA as a financial performance metric was intended to focus our executive officers on cash flow generation. RONCE and IACC are financial performance metrics intended to focus our executive officers on improving returns on invested capital.
In 2023, we also continued to include Environmental, Social and Governance (“ESG”), representing a total of 10% of the annual incentive program for 2023, comprised of employee safety (Total Recordable Incident Rate (“TRIR”) and Total Vehicle Incident Rate (“TVIR”)), as well as specific goals aligned to environmental, safety and governance, as described below.
Annual incentive plan performance measures and weightings applicable to our NEOs in 2023 are presented in the table below:
Annual Incentive Plan Weighting for 2023

	Performance Measure Weighting – Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Matthew S. Lanigan	Gregg S. Piontek	E. Chipman Earle	David A. Paterson	Lori A. Briggs	M. Celeste Frugé
Consolidated Earnings before Interest, Taxes, Depreciation and Amortization — EBITDA (1)	50%	50%	50%	15%	15%	50%
Consolidated Return on Net Capital Employed — RONCE (2)	15%	15%	15%	—	—	15%
Segment EBITDA Margin (3)	—%	—%	—%	30%	—%	—%
Segment Income after Capital Charge — IACC (4)	—%	—%	—%	—%	50%	—%
Operational Efficiency (5)	10%	10%	10%	30%	10%	10%
ESG — Scorecard (6)	10%	10%	10%	10%	10%	10%
Strategic Goals (7)	15%	15%	15%	15%	15%	15%
(1)    Consolidated EBITDA is calculated from our audited financial statements by taking net income (loss) and adding back interest, taxes, depreciation and amortization. In accordance with the adjustment framework previously adopted by the Compensation Committee, additional adjustments were made and approved by the Compensation Committee to exclude the impact of: (i) $7.1 million of facility exit and severance costs, (ii) $6.4 million in impairments and other charges, (iii) $2.1 million in transaction expenses associated with the Fluids Systems sale process and (iv) $0.5 million in other items.
(2)    Consolidated RONCE is calculated by dividing operating income, as adjusted for items noted above in footnote (1), by our average net capital employed.
(3)    Fluids Systems segment EBITDA Margin is calculated by dividing segment EBITDA, as adjusted for items noted above in footnote (1), by segment revenues.
(4)    Industrial Solutions segment IACC is calculated as reported operating income, as adjusted for items noted above in footnote (1), and subtracting a capital charge, which is determined by applying estimated pre-tax cost of capital for the Company, set by the Compensation Committee at 12% for 2023, to the average monthly net capital employed by the segment in 2023.
(5)    The Operational Efficiency metric included: Revenue generated from customers in non-E&P markets within Industrial Solutions, the average accounts receivable and inventory as a percent of revenues for Fluids Systems, and cost management, as compared to the approved annual expense budget for the corporate office.
(6)    ESG goals applied to all participants in the annual incentive program for 2023 and included company-specific targets and goal objectives for ESG and safety. Safety was measured by using TRIR and TVIR. TRIR is an industry standard measure of safety performance that is used to measure the frequency of a company’s recordable safety incidents, while TVIR is an industry standard measure of vehicular safety performance that is used to measure the frequency of a company’s preventable vehicular incidents. ESG was measured by using specific goals with regard to expanding the usage of alternative and recycled materials within Industrial Solutions manufacturing (environmental), the advancement of hiring strategies focused on diversity, equity and inclusion (social), as well as the advancement of our compliance and ethics programs (governance).
(7)    Strategic goals reflect specific objectives aligned to the long-term strategic plan, covering a variety of areas, including advancements in: investor relations, corporate strategy, Fluids Systems global footprint optimization, streamlining of overhead costs and the execution of key elements of the Industrial Solutions growth plan.

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2023 Annual Incentive Results
Our annual cash incentive opportunities were earned as follows:

Corporate Performance
Metric	2023 Target	2023 Results	2023 Award Weighting	Performance as a Percent of Target	Payout as a Percent of Target
Consolidated EBITDA	$87.0 million	$80.7 million	50%	89%	44%
Consolidated RONCE	10.5%	9.8%	15%	94%	14%
Operational Efficiency	($26.0 million)	($24.5 million)	10%	159%	16%
ESG Goals (1)	NA	NA	5%	130%	7%
Safety: TRIR	0.46	0.37	2.5%	200%	5%
Safety: TVIR	1.00	0.80	2.5%	200%	5%
Strategic Goals (1)	NA	NA	15%	110%	17%
Total:			100%		108%

Fluids Systems Segment Performance
Metric	2023 Target	2023 Results	2023 Award Weighting	Performance as a Percent of Target	Payout as Percent of Target
Consolidated EBITDA	$87.0 million	$80.7 million	15%	89%	14%
EBITDA Margin	7.4%	5.9%	30%	71%	21%
Operational Efficiency	50%	52%	30%	79%	24%
ESG Goals (1)	NA	NA	5%	100%	5%
Safety: TRIR	0.40	0.32	2.5%	200%	5%
Safety: TVIR	0.72	0.58	2.5%	200%	5%
Strategic Goals (1)	NA	NA	15%	95%	14%
Total:			100%		88%

Industrial Solutions Segment Performance
Metric	2023 Target	2023 Results	2023 Award Weighting	Performance as a Percent of Target	Payout as Percent of Target
Consolidated EBITDA	$87.0 million	$80.7 million	15%	89%	13%
Segment IACC	$20.8 million	$25.7 million	50%	133%	67%
Operational Efficiency	$175 million	$156 million	10%	83%	8%
ESG Goals (1)	NA	NA	5%	130%	7%
Safety: TRIR	1.00	1.10	2.5%	50%	1%
Safety: TVIR	1.82	1.46	2.5%	200%	5%
Strategic Goals (1)	NA	NA	15%	110%	17%
Total:			100%		118%
(1)    ESG and Strategic Goals reflect specific objectives, as approved as part of the 2023 Annual Plan. Scoring of goals reflects a combination of quantitative and qualitative considerations.

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2023 Annual Incentive Payouts
Based on the above results of our annual incentive program for 2023, our NEOs each received the amounts listed in the table below:

	Actual Payout (as a % of target)	Actual Payout
Matthew S. Lanigan	108%	$785,964
Gregg S. Piontek	108%	$356,365
David A. Paterson	88%	$266,566
Lori A. Briggs	118%	$308,771
M. Celeste Frugé (1)	108%	$206,568
(1)    As a result of her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Ms. Frugé’s incentive target increased from 40% to 70% starting on May 1, 2023. Her actual payout was prorated to reflect January through April at a 40% incentive target and May through December at a 70% incentive target.

Mr. Earle was not paid an ACIP award for 2023 given his termination of employment. For further information on Mr. Earle’s severance details, please refer to the “Potential Payments upon Termination” section below.

LONG-TERM INCENTIVES
In consideration of market data and dilutive effects of equity grants, the Compensation Committee chose to continue allocating 50% of the targeted value of NEO long-term incentives to performance-based cash awards and 50% to time-based restricted stock units. For 2023, the Compensation Committee revised the performance-based cash award structure from a single relative total-shareholder return (“TSR”) metric over a three-year performance period to an award earned 70% based on relative TSR and 30% based on our achievement of return on invested capital (RONCE) targets established by the Compensation Committee.
As described further above, in determining target award levels for each NEO the Compensation Committee considers market data for each NEO’s position provided by its compensation consultant as well as each NEO’s past performance, breadth of responsibilities, ability to contribute to our future success, growth and time in the current position, as well as the recommendation of the CEO for each NEO other than the CEO. For the CEO, the Compensation Committee considers the recommendation of its compensation consultant and also reviews the CEO’s performance with the Board Chair. The Compensation Committee believes that market competitive grants, along with three-year vesting requirements, are the most effective method of reinforcing the long-term nature of the incentive. The Compensation Committee reviews the value of previous awards and grants (whether vested or not) as well as the likelihood of achieving performance goals under previous awards and grants in determining the level of the current year’s awards and grants. The Compensation Committee considers

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the foregoing factors together and makes a subjective determination with respect to the target value of each NEO’s long-term incentive compensation.
Long-Term Incentive Awards Granted in 2023

	Long-Term Incentive Target as Percent of Base Salary	2023 Total Award Value	Value of Performance-Based Cash at 50% of Award (1)	Value of Restricted Stock Units at 50% of Award (1)	Number of Restricted Stock Units (2)
Matthew S. Lanigan	330%	$2,392,500	$1,196,250	$1,196,250	300,565
Gregg S. Piontek	220%	$964,260	$482,130	$482,130	121,138
David A. Paterson	155%	$674,250	$337,125	$337,125	84,705
Lori A. Briggs	155%	$581,250	$290,625	$290,625	73,021
M. Celeste Frugé (3)	125%	$412,500	$206,250	$206,250	51,822
(1) The performance-based cash and restricted stock unit values reflected in the table above are grant date values and do not reflect any subsequent change in value with respect to such awards. Consistent with SEC rules, the grant date values of the restricted stock units are reported in the Summary Compensation Table below, but the values of the performance-based cash awards will only be reported in the Summary Compensation Table in a future year if and when such amounts are earned.
(2) The number of restricted stock units granted was determined by dividing the targeted award value by the 30-day average stock price immediately prior to the date of grant of $3.98 per share.
(3) Ms. Frugé’s award value was determined based on her annual base salary of $330,000, which became effective on May 1, 2023, in connection with her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.

LONG-TERM CASH AWARDS
A total of 50% of each NEO’s total 2023 LTIP target was granted in the form of performance-based cash awards under the Long-Term Cash Incentive Plan (“Cash Plan”). New for 2023, the Compensation Committee added a new RONCE metric to the previously established relative TSR metric under these awards. Relative TSR comprised 70% of the NEO performance-cash award and the new RONCE metric comprised 30% of the NEO performance-cash award.
TSR Payout Levels
NEOs can earn between 0% and 200% of the TSR portion of their target performance-based cash awards depending on our TSR performance relative to our peer group of companies at the completion of a three-year performance period.
The following table reflects the pay-out-levels for our three-year relative TSR portion of the performance-based cash awards:

	Below Threshold	Threshold	Target	Maximum
Relative TSR	< 25th percentile	25th percentile	50th percentile	≥ 90th percentile
Payout	0%	50%	100%	200%

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RONCE Payout Levels
NEOs can earn between 0% and 200% of the RONCE portion of their target performance-based cash awards based on three-year average performance against average annual RONCE targets established by the Compensation Committee (i.e., the 2023 target is measured against 2023 - 2025 average performance). For the 2023 award, in consideration of the effects of planned strategic actions on RONCE performance and the uncertainty of timing of such actions, the Compensation Committee determined that it was appropriate to establish annual RONCE performance targets for 2023 to 2025 as part of establishing our annual operating plan each year, rather than establishing a three-year RONCE target.

	Below Threshold	Threshold	Target	Maximum
RONCE Result Compared to Target	< 40% of Target	40% of Target	100% of Target	125% of Target
Payout	0%	40%	100%	200%
2020 Performance-Based Cash Award Payouts
The performance-based cash awards granted in 2020 achieved a 2023 payout of 87.5% of target, reflecting the Company’s TSR performance reflected 44th percentile of the Company’s 2020 peer group over the applicable three-year period from 2020 to 2023.

2023 Payout
Matthew S. Lanigan	$259,866
Gregg S. Piontek	$358,593
David A. Paterson	$250,741
E. Chipman Earle	$322,136
Cash Retention Awards
On August 19, 2021, in connection with the retirement of our former CEO, Paul Howes, and the appointment of our current CEO, Matthew Lanigan, the Compensation Committee approved a cash retention award for each of Messrs. Piontek and Paterson in the amount of $500,000 and a cash retention award for Mr. Earle in the amount of $250,000. Each such cash retention award was granted on September 1, 2021 and vested on September 1, 2023 for Messrs. Piontek and Paterson, and on April 30, 2023 for Mr. Earle, in connection with his termination of employment.

LONG-TERM EQUITY INCENTIVES
Consistent with our compensation philosophy, we grant 50% of each NEO’s target LTIP value in the form of restricted stock units that vest ratably over a three-year period. These restricted stock units facilitate the most direct long-term share ownership by our NEOs and provide NEOs with the incentive to maximize stockholder value.

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OTHER INDIRECT COMPENSATION ELEMENTS
Our employee benefits are designed to be competitive and to attract and retain employees.

Health and Welfare Benefits
We offer a standard range of health and welfare benefits to all employees, including executive officers. These benefits include the following: medical, prescription drug, vision and dental coverage, life, accidental death and dismemberment and travel accident insurance, short and long-term disability protection, an employee assistance plan, flexible spending accounts, and a health savings plan that includes an annual company contribution. In addition, we pay the cost of an annual physical for each executive officer, and executive officers have excess life insurance for which we pay the premiums.

Employee Stock Purchase Plan
We allow eligible employees, including executive officers, to purchase our common stock through payroll deductions under the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan. Our employees, including our executive officers, can set aside up to 10% of their paycheck to purchase up to a maximum of 2,000 shares at 85% of the fair market value of the stock on the first or last day, whichever is lower, of each six-month offering period.

401(k) Plan
We offer a defined contribution 401(k) plan to our U.S. employees, including our executive officers. The plan helps employees save for retirement, reduce current income taxes and defer income taxes on savings and investment income until retirement. The participants may contribute from 1% up to 50% of their base and cash incentive compensation. During 2023, Newpark’s employer match was 100% of the first 4% of participants’ eligible pay deferral, and 50% match for the next 2% of eligible pay deferrals, for a total match of 5% for the first 6% of eligible pay. Employees vest in matching contributions 50% per completed year of service for two years.

Other Perquisites and Personal Benefits
We offer limited perquisites and personal benefits to our NEOs. Our CEO receives a $20,004 annual stipend in lieu of any car allowance or club memberships, and each of our other NEOs receives a car allowance as disclosed in the Summary Compensation Table.

Retirement Policy & Severance Benefits
Our NEOs are eligible for the benefits provided under our Retirement Policy, which are available to all U.S. employees who reach age 60 and accumulate 70 points based on age and years of service. Further discussion on our Retirement Policy can be found in the “Executive Compensation” section of this Proxy Statement under the heading “Retirement, Disability and Death.”
EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE-IN-CONTROL SEVERANCE BENEFITS

General
Each of Mr. Lanigan, Mr. Piontek and Mr. Paterson has an employment agreement under which he is entitled to certain severance payments and benefits in connection with a termination of employment under certain circumstances. All of our NEOs are also participants in the Newpark Resources, Inc. U.S. Executive Severance Plan (the “Severance Plan”), which provides for severance benefits to our executive officers under certain circumstances. Upon a termination triggering benefits under both an employment agreement and the Severance Plan, the NEO will not receive duplicative benefits, but instead will receive the better of the benefits set forth in the employment agreement or the Severance Plan.
Each of Mr. Lanigan, Mr. Piontek and Mr. Paterson are also party to change-in-control agreements pursuant to which the applicable NEO may become eligible to receive certain change-in-control severance benefits. Mr. Lanigan’s employment agreement provides similar change-in-control severance benefits. Our other NEOs, Ms. Briggs and Ms. Frugé, are eligible to receive change-in-control severance benefits under the Newpark Resources, Inc. Change in Control Plan (the “CIC Plan”). Mr. Lanigan will receive the better of the change-in-control severance benefits set forth in his change-in-control agreement or the CIC Plan, and each of Mr. Piontek and Mr. Paterson are not eligible to receive change-in-control severance benefits under the CIC Plan due to having change-in-control agreements providing for change-in-control severance benefits.
With the adoption of the Severance Plan and the CIC Plan, our Compensation Committee anticipates that future executive officers will not be offered employment agreements or change-in-control agreements. Accordingly, in August of 2021, when

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Ms. Briggs was appointed as an executive officer she did not receive an employment agreement or a change-in-control agreement and, in connection with her promotion to Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Ms. Frugé waived her individual employment agreement in exchange for participation in the CIC Plan and Severance Plan.

Employment Agreement with Matthew S. Lanigan
Mr. Lanigan’s employment agreement with the Company (the “Lanigan Employment Agreement”), provides for his service as President and CEO, and automatically renews each March 1st for successive one-year periods, unless Mr. Lanigan’s employment is terminated by either party giving 60-days’ prior written notice. Under the Lanigan Employment Agreement, Mr. Lanigan’s employment with us may terminate (a) automatically upon his death or disability, (b) at Mr. Lanigan’s election upon 30-days’ prior written notice to us for “Good Reason” (as defined in the Lanigan Employment Agreement) or Mr. Lanigan’s voluntary resignation at his election without Good Reason, (c) by us for “Cause” (as defined in the Lanigan Employment Agreement), (d) by us without Cause or (e) with 60-days’ prior written notice given by us or Mr. Lanigan in advance of the expiration of any successive employment terms under the Lanigan Employment Agreement.
In the event Mr. Lanigan terminates his employment with us for Good Reason or is terminated by us without Cause, he will be entitled to (i) an amount equal to one times Mr. Lanigan’s salary; (ii) an amount equal to one times the target bonus under the 2010 Annual Cash Incentive Plan; (iii) continuation of medical and dental benefits for him and any eligible dependents through March 1, 2025; and (iv) payment of outplacement fees, within the one-year period after termination, of up to $20,000.
The Lanigan Employment Agreement entitles Mr. Lanigan to participate in the CIC Plan as a Tier 1 participant and entitles him to receive the change-in-control severance benefits available to Tier 1 participants as set forth in the CIC Plan. Pursuant to the Lanigan Employment Agreement, Mr. Lanigan is entitled to the greater of benefits under his individual change of control agreement or the CIC Plan.

Employment Agreement with Gregg S. Piontek
Mr. Piontek is party to an employment agreement with us (the “Piontek Employment Agreement”) under which he currently serves as Senior Vice President and Chief Financial Officer. The term of the Piontek Employment Agreement automatically renews each November 1st for successive one-year periods, unless Mr. Piontek’s employment is terminated by either party giving 60 days’ prior written notice. Under the Piontek Employment Agreement, as amended, Mr. Piontek’s employment with us may terminate (a) automatically upon his death or disability, (b) at Mr. Piontek’s election upon 30-days’ prior written notice to us for “Good Reason” (as defined in the Piontek Employment Agreement) or Mr. Piontek’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in the Piontek Employment Agreement), (d) by us without Cause or (e) with 60-days’ prior written notice given by us or Mr. Piontek in advance of any successive employment terms under the Piontek Employment Agreement.
In the event Mr. Piontek terminates his employment with us for Good Reason or is terminated by us without Cause, he will be entitled to (i) a lump sum payment equal to Mr. Piontek’s salary plus target level annual bonus (ii) continuation of medical and dental benefits for 12 months and (iii) payment of outplacement fees, within the one-year period after termination, of up to $20,000.

Employment Agreement with David A. Paterson
Mr. Paterson currently serves as Vice President and President, Fluids Systems pursuant to an employment agreement with us (the “Paterson Employment Agreement”) that automatically renews each October 11th for successive one-year periods, unless Mr. Paterson’s employment is terminated by either party giving 60-days’ prior written notice. As an inducement to accept employment with us and in order to align his interests with those of our stockholders, Mr. Paterson was granted an award of 100,000 time-based restricted stock units on July 15, 2019, which vested over a four-year period: 50% on July 15, 2021, and the remaining 50% on July 15, 2023.
Under the Paterson Employment Agreement, Mr. Paterson’s employment with us may terminate (a) automatically upon his death or disability, (b) at Mr. Paterson’s election upon 30-days’ prior written notice to us for “Good Reason” (as defined in Mr. Paterson’s employment agreement) or Mr. Paterson’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Paterson’s employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Paterson in advance of the expiration of any successive employment terms under the Paterson Employment Agreement.
In the event Mr. Paterson terminates his employment with us for Good Reason or is terminated by us without Cause, he will be entitled to (i) a lump sum payment equal to the sum of the following: (A) Mr. Paterson’s salary for one year; (B) his target level annual bonus for the year in which the termination occurs; and (C) an amount equal to his target level annual bonus pro-

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rated based on months worked during the year of termination; (ii) continuation of medical and dental benefits for 12 months; and (iii) payment of outplacement fees, within the one-year period after termination, of up to $25,000.

Change in Control Agreements and CIC Plan
Our Compensation Committee believes change-in-control benefits help to motivate management to seek out change in control transactions that would be in the best interests of our stockholders, secure the continued dedication of our NEOs and management team prior to or following a change in control of our Company and promote continuity of management during a corporate transaction. Each of our active NEOs on December 31, 2023, would have been entitled to receive change-in-control benefits had a change in control occurred on that day. Receipt of the benefits by the executives is conditioned on a change in control of our Company and the termination of employment of the executive under certain circumstances described below (often referred to as a “double-trigger”).
CIC Plan Benefits (applicable to Mr. Lanigan, Ms. Briggs and Ms. Frugé)
Upon a qualifying termination (as defined in the CIC Plan, which generally includes a termination without cause or resignation for good reason) within the period beginning 60 days prior to a change-in-control (as defined in the CIC Plan) and ending two years thereafter, each of Mr. Lanigan, Ms. Briggs and Ms. Frugé is entitled to:
•Cash Severance. A lump sum payment in an amount equal to two times (three times for Mr. Lanigan) the sum of (i) the executive’s base salary, plus (ii) the target bonus the executive would be entitled to under the 2010 Annual Cash Incentive Plan for the fiscal year immediately preceding the change-in-control event.
•Pro Rata Bonus. A prorated annual bonus (at target level) through the date of termination.
•Long-Term Incentives. Full vesting of all incentive awards (with performance awards deemed earned based on target performance) outstanding as of the date of the change in control.
•Health Benefits. Continued medical coverage for a period of 18 months (36 months for Mr. Lanigan).
•PTO. Payment of all accrued but unpaid paid time off as of the termination date.
•Outplacement Services. Outplacement benefits for up to two years at a value not to exceed $25,000.
CIC Agreements (applicable to Mr. Piontek and Mr. Paterson)
Under their legacy individual Change-in-Control Agreements (the “CIC Agreements”), Mr. Piontek and Mr. Paterson are entitled to the following upon a termination without cause or a resignation for good reason (each as defined in the CIC Agreements) during the period from the date that the Company first has knowledge of a potential change in control (as defined in the CIC Agreements) through two years following the closing of such change in control:
•Cash Severance. A lump sum payment in an amount equal two times the sum of: (i) the executive’s base salary, plus (ii) the higher of (x) the target bonus the executive would be entitled to under the 2010 Annual Cash Incentive Plan for the fiscal year preceding the termination or (y) the highest bonus received by the NEO under the incentive plan in the two fiscal years immediately preceding the change of control event.
•Pro Rata Bonus. A prorated annual bonus (at target level) through the date of termination.
•Long-Term Incentives. Full vesting of all outstanding options, restricted stock (whether time or performance-based), and deferred compensation.
•Benefits. Continuation of life insurance, medical and dental health benefits, and disability benefits for 12 months for Mr. Paterson and 24 months for Mr. Piontek.
•Outplacement Services. Outplacement benefits for up to two years at a value not to exceed $5,000 for Mr. Piontek and $20,000 for Mr. Paterson.
Total change-in-control benefits payable to the NEOs will be limited in accordance with the terms of the CIC Plan and incentive award arrangements under the 2015 Plan in certain cases to mitigate the adverse impact of the golden parachute excise tax under Section 4999 of the Internal Revenue Code on the NEOs.

Severance Plan
Severance benefits under the Severance Plan are determined based on the officer’s tier of employment as of December 31, 2023. Tier 1 included only Mr. Lanigan, and Tier 2 included each of our other NEOs. Upon a Qualifying Termination (as defined in the Severance Plan), the NEO would be entitled to receive the better of the severance benefits set forth in their employment agreement (if applicable) and the following severance benefits as set forth in the Severance Plan:

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a.Cash Severance. A lump sum cash payment equal to two times or one times the sum of the participant’s base salary and target annual bonus as of the date of termination for a Tier 1 or Tier 2 participant, respectively.
b.Pro Rata Bonus. The participant’s target bonus under the Company’s annual bonus plan, pro-rated to reflect the participant’s base salary earned during the year in which the Qualifying Termination occurs.
c.Time-Based Incentives. Any time-based equity or long-term cash award that would have otherwise vested during the year following the termination of employment would vest pro-rata, based on the period the participant remained employed following the most recent vesting date, to the extent such awards would have otherwise vested during the 12-month period following the date of termination. To the extent a time-based award was granted as an inducement grant, it would vest in full on the date of termination. The exercise period of any stock option, stock appreciation right or similar award would expire on the second anniversary of the date of termination or, if sooner, the original expiration date of the award.
d.Performance-Based Incentives. Any performance-based awards (excluding annual bonus awards) granted to the participant more than one year prior to the date of termination that remain outstanding as of the date of termination will vest based on actual performance results, to the extent they do not exceed the target performance level, and pro-rated to reflect the period the participant remained employed during the performance period. Performance-based incentive awards granted to the participant within one year prior to the termination date would be forfeited.
e.Health Benefits. A lump sum payment equal to 18 months of the COBRA cost of health and welfare coverage for such participant, based on the level of coverage in effect as of the date of termination.
f.Outplacement Services. Outplacement services with a maximum value of $25,000.
For information on Mr. Earle’s severance payment details, please refer to the chart summarizing his severance payments listed under the heading “Potential Payments upon Termination.”

Retirement, Disability and Death
The impact of an employee’s disability or death on outstanding options can vary depending on whether the employee was eligible for retirement at the time of death and the stock option plan under which the grants were made. Under our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and our 2015 Plan, upon termination of employment by reason of death or permanent disability, all vested options outstanding may be exercised in full at any time during the 12-month period following termination of employment.
To help us attract and retain more experienced mid to late career talent, the Compensation Committee of the Board maintains a Retirement Policy (as amended, the “Retirement Policy”), applicable to all U.S. employees, including NEOs to provide for a retirement treatment that is advantageous for longer tenured employees who are nearing retirement. The Retirement Policy helps us better manage succession planning and provide career advancement opportunities for developing talent. If eligible, under our Retirement Policy, time-based restricted stock or restricted stock units and time-based long-term cash awards outstanding at the time of retirement will continue to vest according to the otherwise applicable vesting schedule. Stock options granted will also continue to vest according to the original vesting schedule. Stock options granted under our 2015 Plan will remain exercisable from the date of retirement until the original expiration date of the option. Stock options granted under any plan prior to the 2015 Plan will remain exercisable for one-year post-retirement, except stock options outstanding for our NEOs that will remain exercisable until the earlier of the second anniversary of the retirement date or the original expiration date of the option. During the continued vesting period or while any stock options remain outstanding, the Company maintains the right to claw back unvested awards or immediately cancel any outstanding stock options in the event of a violation of a non-compete or non-solicitation agreement or other restrictive covenants.
For performance-based restricted stock units and performance-based cash awards, the award will remain outstanding and eligible to vest based on actual performance determined at the end of the performance period.
Retirement eligibility under the Retirement Policy is defined as accumulating 70 or more “points,” calculated by adding the age of the employee to the employee’s full years of service. The minimum age for retirement eligibility under the Retirement Policy is 60 years. This same definition of retirement eligibility applies to the 2010 Annual Cash Incentive Plan.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023.

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Compensation Committee of the Board of Directors

Donald W. Young (Chair)
Roderick A. Larson
Michael A. Lewis
Claudia M. Meer
John C. Mingé

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding the compensation of our NEOs during 2023, 2022, and 2021.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Matthew S. Lanigan (5) President and Chief Executive Officer	2023	$725,000	$—	$1,169,198	$1,045,830	$36,399	$2,976,427
	2022	$679,170	$—	$1,339,671	$994,156	$32,912	$3,045,909
	2021	$400,578	$199,730	$581,966	$549,073	$19,356	$1,750,703
Gregg S. Piontek Senior Vice President and Chief Financial Officer	2023	$438,300	$500,000	$471,227	$714,958	$36,120	$2,160,605
	2022	$438,300	$—	$539,935	$796,248	$33,337	$1,807,820
	2021	$405,432	$77,643	$503,628	$515,458	$24,145	$1,526,306
David A. Paterson Vice President and President, Fluids Systems	2023	$435,000	$500,000	$329,502	$517,307	$34,632	$1,816,441
	2022	$435,000	$—	$377,545	$309,350	$24,907	$1,146,802
	2021	$402,378	$—	$352,157	$108,914	$15,222	$878,671
Lori A. Briggs (6) Vice President and President, Industrial Solutions	2023	$375,000	$—	$284,052	$308,771	$33,744	$1,001,567
	2022	$370,834	$—	$325,467	$242,212	$29,617	$968,130
M. Celeste Frugé (7) Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2023	$311,367	$—	$201,588	$206,568	$26,299	$745,822

E. Chipman Earle (8) Former Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	2023	$141,468	$250,000	$—	$322,136	$880,157	$1,593,761
	2022	$424,404	$—	$499,044	$729,269	$33,244	$1,685,961
	2021	$392,574	$—	$465,488	$218,181	$24,587	$1,100,830
(1)Reflects long-term time-based cash retention incentives vested and paid out during the respective years. Further discussion on such long-term time-based cash incentives can be found in the “Cash Retention Awards” section of this Proxy Statement under the heading “Compensation Discussion and Analysis.”
(2)Dollar amount reported reflects the aggregate grant date fair value of the award, in each case calculated in accordance with ASC Topic 718. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for the relevant assumptions used in the calculation of these amounts.
(3)The amounts shown for “Non-Equity Incentive Plan Compensation” are detailed in the table below and reflect amounts under our Annual Cash Incentive Plan as well as long-term performance-based cash incentives. The Annual Cash Incentive Plan amounts were earned in 2023, 2022 and 2021. The performance-based cash awards were granted in May 2020, May 2019 and May 2018 and vested and paid out in 2023, 2022 and 2021, respectively, based on the Company’s relative TSR within a specified peer group over a three-year performance period.

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Name	Year	Annual Cash Incentive Plan	Performance-Based Cash Awards	Total
Matthew S. Lanigan	2023	$785,964	$259,866	$1,045,830
	2022	$652,989	$341,167	$994,156
	2021	$373,553	$175,520	$549,073
Gregg S. Piontek	2023	$356,365	$358,593	$714,958
	2022	$325,462	$470,786	$796,248
	2021	$241,422	$274,036	$515,458
David A. Paterson	2023	$266,566	$250,741	$517,307
	2022	$309,350	$—	$309,350
	2021	$108,914	$—	$108,914
Lori A. Briggs	2023	$308,771	$—	$308,771
	2022	$242,212	$—	$242,212
M. Celeste Frugé	2023	$206,568	$—	$206,568
E. Chipman Earle	2023	$—	$322,136	$322,136
	2022	$294,134	$435,135	$729,269
	2021	$218,181	$—	$218,181
(4)The amounts shown for “All Other Compensation” for year 2023 are detailed in the table below.

	Matthew S. Lanigan	Gregg S. Piontek	David A. Paterson	Lori A. Briggs	M. Celeste Frugé	E. Chipman Earle
Car Allowance (Annual stipend for CEO)	$20,004	$15,600	$15,600	$15,600	$10,400	$5,200
Life Insurance Premiums	$4,437	$4,020	$2,181	$2,181	$2,181	$1,309
Matching Contributions under 401(k) Plan	$10,497	$16,500	$15,416	$13,725	$13,718	$16,500
Executive Physicals	$1,461	$—	$1,435	$2,238	$—	$2,158
Severance Payment	$—	$—	$—	$—	$—	$854,990
Total	$36,399	$36,120	$34,632	$33,744	$26,299	$880,157
(5)Effective March 1, 2022, Mr. Lanigan was appointed President and Chief Executive Officer.
(6)Ms. Briggs was not an NEO during 2021.
(7)Ms. Frugé was not an NEO during the years 2022 and 2021.
(8)Mr. Earle’s employment with us terminated on April 30, 2023.

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GRANTS OF PLAN-BASED AWARDS
The following table sets forth information with respect to plan-based awards granted to our NEOs during 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Matthew S. Lanigan		$290,000	$725,000	$1,450,000	(2)	—		—
	5/18/2023	—	—	—		300,565	(4)	$1,169,198
	5/18/2023	$562,238	$1,196,250	$2,392,500	(3)	—		—
Gregg S. Piontek		$131,490	$328,725	$657,450	(2)	—		—
	5/18/2023	—	—	—		121,138	(4)	$471,227
	5/18/2023	$226,601	$482,130	$964,260	(3)	—		—
David A. Paterson		$121,800	$304,500	$609,000	(2)	—		—
	5/18/2023	—	—	—		84,705	(4)	$329,502
	5/18/2023	$158,449	$337,125	$674,250	(3)	—		—
Lori A. Briggs		$105,000	$262,500	$525,000	(2)	—		—
	5/18/2023	—	—	—		73,021	(4)	$284,052
	5/18/2023	$136,594	$290,625	$581,250	(3)	—		—
M. Celeste Frugé		$76,219	$190,547	$381,094	(2)	—		—
	5/18/2023	$—	$—	$—		51,822	(4)	$201,588
	5/18/2023	$96,938	$206,250	$412,500	(3)	—		—
E. Chipman Earle		$39,611	$99,027	$198,054	(2)	—		—
(1)    Dollar amount reported reflects the grant date fair value calculated in accordance with ASC Topic 718. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for the relevant assumptions used to determine the valuation of our stock awards.
(2)    Represents threshold, target and over-achievement payout levels under our 2010 Annual Cash Incentive Plan for 2023. Possible payout levels shown under this performance-based plan for 2023 were based on base salary actually paid for the year. See “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and accompanying footnote for the amount actually earned by each NEO for 2023 performance. Note that performance is assessed separately for each metric included in the 2010 Annual Cash Incentive Plan for 2023.
(3)    Represents performance-based cash awards. A total of 70% of the targeted award value will be settled based on the relative ranking of our total shareholder return (“TSR”) as compared to the TSR of our designated peer group and 30% will be settled based on the consolidated return on net capital employed (“RONCE”), each measured over a three-year performance period. The cash payout for each executive ranges from 0% to 200% of target. TSR performance for the 2023 grants will be determined based upon the Company’s and peer group’s average closing share price for the 30 calendar day period ending May 31, 2026, adjusted for dividends, as compared to the 30 calendar day period ending May 31, 2023. RONCE performance for the 2023 grants will be determined based upon the Company’s average three-year RONCE performance for the fiscal years ending December 31, 2023, 2024 and 2025.
(4)    Represents time-based restricted stock units granted under the 2015 Plan. The awards vest in equal installments over three years.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth information regarding the outstanding stock options, restricted stock units and restricted stock awards held by our NEOs on December 31, 2023. Mr. Earle did not hold any outstanding options or stock awards as of such date.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Matthew S. Lanigan	69,896	$4.32	5/19/2026	—		$—
	—	—	—	37,090	(2)	$246,278
	—	—	—	33,333	(3)	$221,331
	—	—	—	217,302	(4)	$1,442,885
	—	—	—	300,565	(5)	$1,995,752
Gregg S. Piontek	33,365	$11.20	5/21/2024	—		$—
	41,945	$9.00	5/22/2025	—		$—
	73,590	$4.32	5/19/2026	—		$—
	—	—	—	51,181	(2)	$339,842
	—	—	—	87,580	(4)	$581,531
				121,138	(5)	$804,356
David A. Paterson	—	—	—	35,788	(2)	$237,632
	—	—	—	61,240	(4)	$406,634
	—	—	—	84,705	(5)	$562,441
Lori A. Briggs	—	—	—	16,000	(2)	$106,240
	—	—	—	16,666	(3)	$110,662
	—	—	—	52,792	(4)	$350,539
	—	—	—	73,021	(5)	$484,859
M. Celeste Frugé	5,528	$11.20	5/21/2024	—		$—
	6,950	$9.00	5/22/2025	—		$—
	12,193	$4.32	5/19/2026	—		$—
				16,000	(2)	$106,240
				34,666	(4)	$230,182
				51,822	(5)	$344,098
(1)The market value is based upon the closing price of our common stock of $6.64 per share, as reported by the NYSE on December 29, 2023 (the last trading day in 2023).
(2)These restricted stock units vest on June 1, 2024.
(3)These restricted stock units vest on September 1, 2024.
(4)These restricted stock units vest ratably on June 1, 2024 and June 1, 2025.
(5)These restricted stock units vest ratably on June 1, 2024, June 1, 2025 and June 1, 2026.

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OPTION EXERCISES AND STOCK VESTED
The following table sets forth information for the NEOs with respect to vesting of time-based restricted stock units in 2023. There were no stock options exercised in 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)
Matthew S. Lanigan	—	—	213,448	$865,353
Gregg S. Piontek	—	—	142,405	$522,626
David A. Paterson	—	—	149,574	$628,436
Lori A. Briggs	—	—	73,064	$309,146
M. Celeste Frugé	—	—	45,000	$165,150
E. Chipman Earle	—	—	120,081	$480,324
(1)Dollar values are calculated by multiplying the market price of our common stock on the vesting date by the number of shares vested and do not reflect the proceeds actually received by the NEO.

Potential Payments Upon Termination
The first five tables that follow reflect the amount of compensation that would have been payable as of December 31, 2023, to each of the NEOs actively employed on such date as a result of a change in control and qualifying termination of that executive’s employment under the terms of the arrangements described in the Compensation, Discussion & Analysis under “Employment Agreements, Severance and Change in Control Severance Benefits.” The amount that would have been payable to each NEO actively employed as of December 31, 2023, upon resignation for good reason or a termination without cause, such a termination in connection with a change in control, and a termination in the event of death or disability of the executive is shown below. The amounts shown assume that the termination was effective on December 31, 2023 and thus include amounts earned through that time and are estimates of the amounts that would have been paid to the executives upon their termination on such date. The amounts do not include compensation to which the NEO was otherwise entitled, such as previously vested equity awards. The value of the equity compensation awards was based on the closing price of our common stock of $6.64 per share on December 29, 2023 (the last trading day of the year). The actual amounts to be paid out can only be determined at the time of the executive’s separation from us. In the event of death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the authority to pay (in full or on a pro-rated basis) the amount the employee would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables that follow.

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Matthew S. Lanigan

Executive Compensation and Benefits	Resignation for Good Reason or Termination without Cause on 12/31/23	Resignation for Good Reason or Termination without Cause in Connection with Change in Control 12/31/23	Termination due to Disability on 12/31/23	Termination due to Death on 12/31/23
Cash Compensation:
Cash Severance	$2,900,000	$4,350,000	$362,500	$—
Pro-Rata Annual Incentive	$785,964	$785,964	$785,964	$785,964
Long-term Incentives:
Performance-Based Cash Awards	$889,282	$2,741,888	$2,741,888	$2,741,888
Time-Based Cash Awards	$—	$—	$—	$—
Time-Based Restricted Stock Units	$982,486	$3,906,246	$3,906,246	$3,906,246
Benefits and Perquisites:
Outplacement	$25,000	$25,000	$—	$—
Health & Welfare Benefits	$—	$—	$—	$—
Life Insurance	$—	$8,874	$—	$—
Life Insurance Proceeds	$—	$—	$—	$1,500,000
Disability Benefits per year (1)	$—	$—	$120,000	$—
Total	$5,582,732	$11,817,972	$7,916,598	$8,934,098
(1) Mr. Lanigan was not enrolled in our health and welfare benefit plans as of December 31, 2023.
(2)   Long-term disability benefits per year until the earlier of no longer disabled or Social Security retirement age.

Gregg S. Piontek

Executive Compensation and Benefits	Resignation for Good Reason or Termination without Cause on 12/31/23	Resignation for Good Reason or Termination without Cause in Connection with Change in Control 12/31/23	Termination due to Disability on 12/31/23	Termination due to Death on 12/31/23
Cash Compensation:
Cash Severance	$767,025	$1,589,330	$219,150	$—
Pro-Rata Annual Incentive	$356,365	$356,365	$356,365	$356,365
Long-term Incentives:
Performance-Based Cash Awards	$642,840	$1,446,390	$1,446,390	$1,446,390
Time-Based Cash Awards	$—	$—	$—	$—
Time-Based Restricted Stock Units	$449,365	$1,725,729	$1,725,729	$1,725,729
Benefits and Perquisites:
Outplacement	$20,000	$5,000	$—	$—
Health & Welfare Benefits	$17,139	$35,704	$—	$—
Life Insurance	$—	$8,040	$—	$—
Life Insurance Proceeds	$—	$—	$—	$1,315,000
Disability Benefits per year (1)	$—	$—	$120,000	$—
Total	$2,252,734	$5,166,558	$3,867,634	$4,843,484
(1)   Long-term disability benefits per year until the earlier of no longer disabled or Social Security retirement age.

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David A. Paterson

Executive Compensation and Benefits	Resignation for Good Reason or Termination without Cause on 12/31/23	Resignation for Good Reason or Termination without Cause in Connection with Change in Control 12/31/23	Termination due to Disability on 12/31/23	Termination due to Death on 12/31/23
Cash Compensation:
Cash Severance	$739,500	$1,488,700	$217,500	$—
Pro-Rata Annual Incentive	$266,566	$266,566	$266,566	$266,566
Long-term Incentives:
Performance-Based Cash Awards	$449,500	$1,011,375	$1,011,375	$1,011,375
Time-Based Cash Awards	$—	$—	$—	$—
Time-Based Restricted Stock Units	$662,586	$1,206,707	$1,206,707	$1,206,707
Benefits and Perquisites:
Outplacement	$25,000	$20,000	$—	$—
Health & Welfare Benefits	$24,725	$36,746	$—	$—
Life Insurance	$—	$4,362	$—	$—
Life Insurance Proceeds	$—	$—	$—	$750,000
Disability Benefits per year (1)	$—	$—	$120,000	$—
Total	$2,167,877	$4,034,456	$2,822,148	$3,234,648
(1)   Long-term disability benefits per year until the earlier of no longer disabled or 18 months.

Lori A. Briggs

Executive Compensation and Benefits	Resignation for Good Reason or Termination without Cause on 12/31/23	Resignation for Good Reason or Termination without Cause in Connection with Change in Control 12/31/23	Termination due to Disability on 12/31/23	Termination due to Death on 12/31/23
Cash Compensation:
Cash Severance	$637,500	$1,275,000	$187,500	$—
Pro-Rata Annual Incentive	$308,771	$308,771	$308,771	$308,771
Long-term Incentives:
Performance-Based Cash Awards	$145,313	$581,250	$581,250	$581,250
Time-Based Cash Awards	$—	$—	$—	$—
Time-Based Restricted Stock Units	$304,564	$1,052,300	$1,052,300	$1,052,300
Benefits and Perquisites:
Outplacement	$25,000	$25,000	$—	$—
Health & Welfare Benefits	$34,442	$38,126	$—	$—
Life Insurance	$—	$4,362	$—	$—
Life Insurance Proceeds	$—	$—	$—	$750,000
Disability Benefits per year (1)	$—	$—	$120,000	$—
Total	$1,455,590	$3,284,809	$2,249,821	$2,692,321
(1)   Long-term disability benefits per year until the earlier of no longer disabled or Social Security retirement age.

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M. Celeste Frugé

Executive Compensation and Benefits	Resignation for Good Reason or Termination without Cause on 12/31/23	Resignation for Good Reason or Termination without Cause in Connection with Change in Control 12/31/23	Termination due to Disability on 12/31/23	Termination due to Death on 12/31/23
Cash Compensation:
Cash Severance	$561,000	$1,122,000	$165,000	$—
Pro-Rata Annual Incentive	$206,568	$206,568	$206,568	$206,568
Long-term Incentives:
Performance-Based Cash Awards	$—	$206,250	$206,250	$206,250
Time-Based Cash Awards	$—	$—	$—	$—
Time-Based Restricted Stock Units	$340,260	$680,520	$680,520	$680,520
Benefits and Perquisites:
Outplacement	$25,000	$25,000	$—	$—
Health & Welfare Benefits	$31,573	$36,760	$—	$—
Life Insurance	$—	$4,362	$—	$—
Life Insurance Proceeds	$—	$—	$—	$710,000
Disability Benefits per year (1)	$—	$—	$120,000	$—
Total	$1,164,401	$2,281,460	$1,378,338	$1,803,338
(1)   Long-term disability benefits per year until the earlier of no longer disabled or Social Security retirement age.

E. Chipman Earle
Effective April 30, 2023, Mr. Earle departed the Company as part of a larger restructuring of the Company’s support functions. Such departure was a termination without Cause under the Company’s Severance Plan and his existing incentive award agreements. Accordingly, Mr. Earle received the following payments and benefits in connection with his termination:

Executive Compensation and Benefits	Summary of Severance Payments
Cash Compensation:
Cash Severance	$755,963
Pro-Rata Annual Incentive	$99,027
Long-term Incentives:
Performance-Based Cash Awards (1)	$653,963
Time-Based Cash Awards (2)	$250,000
Time-Based Restricted Stock Units (3)	$480,324
Total	$2,239,277
(1)Per the terms of Mr. Earle’s performance based cash award agreement(s), the awards are paid at the time of vesting based upon the lesser of actual performance or target. The value represented is the maximum possible amount of such performance cash awards.
(2)Accelerated vesting of Mr. Earle’s outstanding 2021 cash-retention award.
(3)Per the terms of Mr. Earle’s restricted stock unit agreement(s), represents the value of accelerated restricted stock units, which vested on April 30, 2023, Mr. Earle’s employment termination date.
.

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CEO PAY RATIO
The following information presents the ratio between the total annual compensation paid to our median compensated employee and the total annual compensation paid to our CEO. The ratio was determined based on a reasonable estimate in a manner consistent with applicable SEC rules. Pay ratio disclosures involve a degree of imprecision due to methodologies and compensation practices that may not be consistent across other companies; therefore, the pay ratio disclosed below may not be comparable to the pay ratio reported by other companies.
The methodology used to determine the median employee for the CEO pay ratio is discussed below.
For 2023, our most recent completed fiscal year:
•The annual total compensation of the median employee identified was $49,207; and
•The annual total compensation of Mr. Lanigan was $2,976,427.
Based on this information, our CEO pay ratio was 60:1 for 2023.
Median Compensated Employee Identification Methodology. We identified a new median employee for our CEO pay ratio disclosure in 2023. To identify our median compensated employee, we used the following methodology, material assumptions and estimates:
•Measurement Date. The date used to identify the median employee was December 1, 2023.
•De Minimis Exception. We considered 1,549 employees in over 24 countries, but that number excluded our workforce in the following 11 countries totaling 75 employees (or approximately 4.8% of our global workforce).

Countries Excluded	No. of Employees
Hungary	13
Australia	12
Congo	11
Bahrain	10
Egypt	9
Cyprus	8
Saudi Arabia	4
Brazil	2
Chile	2
New Zealand	2
Oman	2
•Consistently Applied Compensation Measure. We use a variety of pay elements to structure compensation of our global workforce. For purposes of identifying the median employee, rather than using annual total compensation, we selected base pay for the period of January 1, 2023 through November 30, 2023, which includes base salary or wages and overtime pay, as our consistently applied compensation measure. Foreign salaries were converted to U.S. dollars using the 2023 yearly average exchange rate.
Median Employee’s Annual Total Compensation. After identifying the median employee for 2023 based on the process described above, we combined all of the elements of that employee’s compensation for 2023 in accordance with Item 402(c)(2)(x) of Regulation S-K.

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PAY VERSUS PERFORMANCE
We provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules), and certain Company performance for the fiscal years listed below. You should refer to “Compensation Discussion and Analysis” in this proxy statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.
When referring to the CEO, the following table presents Mr. Lanigan for 2023, Mr. Lanigan and Mr. Howes for 2022, and Mr. Howes for 2021 and 2020. Effective February 28, 2022, Mr. Howes retired as Chief Executive Officer, and effective March 1, 2022, Mr. Lanigan was appointed President and Chief Executive Officer. The 2022 amounts shown for Mr. Lanigan represent total compensation for the full year, even though he was CEO for only a portion of the year.

							Value of Initial Fixed $100 Investment Based On:		(in thousands)
Year	Summary Compensation Table Total for CEO - Lanigan (1)	Summary Compensation Table Total for CEO - Howes (1)	Compensation Actually Paid to CEO - Lanigan (2)	Compensation Actually Paid to CEO - Howes (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (2)(3)	TSR (4)	Peer Group TSR (5)	Net Income (Loss)	Consolidated EBITDA (6)
2023	$2,976,427	N/A	$4,498,960	N/A	$1,463,639	$1,811,862	$105.87	$107.14	$14,516	$80,734
2022	$3,045,909	$1,545,166	$3,448,269	$2,504,293	$1,402,178	$1,692,685	$66.18	$107.11	$(20,834)	$66,715
2021	N/A	$3,830,170	N/A	$4,308,180	$1,314,128	$1,501,135	$46.89	$67.34	$(25,526)	$39,352
2020	N/A	$3,174,385	N/A	$1,525,399	$929,862	$186,973	$30.62	$56.62	$(80,696)	$(9,665)
(1)  The dollar amounts shown represent the total compensation reported for our CEO, Mr. Lanigan for 2023, Mr. Lanigan and Mr. Howes for 2022, and Mr. Howes for 2021 and 2020, in the Summary Compensation Table for fiscal years 2023, 2022, 2021 and 2020.
(2)  To calculate “Compensation Actually Paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. “Compensation Actually Paid” does not necessarily represent cash and/or equity value paid to or earned by the applicable NEO, but rather is a value calculated under applicable SEC rules. In accordance with SEC requirements, the following adjustments were made to the applicable NEO’s total compensation for each year to determine the “Compensation Actually Paid”:

Year	Executive(s)	Summary Compensation Table Total	Reported Value of Equity Awards (A)	Equity Award Adjustments (B)	Compensation Actually Paid
2023	CEO - Lanigan	$2,976,427	$(1,169,198)	$2,691,731	$4,498,960
	Non-CEO NEOs (Average)	$1,463,639	$(257,274)	$605,497	$1,811,862
(A)  Represents the grant date fair value of the equity awards, as reported in the “Stock Awards” column in the Summary Compensation Table for the year.
(B)   Represents the year-over-year change in the fair value of equity awards, as itemized in the tables below. With respect to equity award adjustments for each applicable year as disclosed in the table above, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. No awards vested in the year they were granted, and no awards were forfeited in any of the covered years. There were no dividends or other earnings paid on stock or option awards in any applicable year.

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Equity Award Adjustments for CEO - Lanigan	2023
Year-end fair value of outstanding and unvested equity awards granted in the year	$1,995,752
Plus (Less): Year-over-year change in fair value of outstanding and unvested equity awards granted in prior years	716,435
Plus (Less): Change in fair value from last day of prior year to vesting date for equity awards granted in prior years that vested in the year	(20,456)
Total Equity Award Adjustments	$2,691,731

Equity Award Adjustments for Non-CEO NEOs (Average)	2023
Year-end fair value of outstanding and unvested equity awards granted in the year	$439,151
Plus (Less): Year-over-year change in fair value of outstanding and unvested equity awards granted in prior years	185,213
Plus (Less): Change in fair value from last day of prior year to vesting date for equity awards granted in prior years that vested in the year	(18,867)
Total Equity Award Adjustments	$605,497
(3) Reflects compensation information for our NEOs, other than our CEO. For 2023, reflects compensation information for Mr. Piontek, Mr. Paterson, Ms. Briggs, Ms. Frugé and Mr. Earle. For 2022, reflects compensation information for Mr. Piontek, Mr. Earle, Mr. Paterson and Ms. Briggs. For 2021, reflects compensation information for Mr. Lanigan, Mr. Piontek, Mr. Earle and Mr. Paterson. For 2020, reflects compensation information for Mr. Lanigan, Mr. Piontek, Mr. Earle and Mr. Paterson.
(4) Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.
(5) The Peer Group TSR set forth in this table utilizes the Philadelphia Oil Service Index (OSX), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the years ended December 31, 2023, 2022 and 2021. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the OSX, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(6) See below for a reconciliation of Consolidated EBITDA, as adjusted by the Compensation Committee, to net income (loss), the most directly comparable GAAP financial measure for the year ended December 31, 2023. Included in the table is a reconciliation to Adjusted EBITDA. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. For such reconciliations for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 please see footnote 6 to our Pay Versus Performance Table in our 2023 Proxy Statement.

Consolidated	12 Months Ended
(In thousands)	December 31, 2023
Net income (loss) (GAAP)	$14,516
Interest expense, net	8,181
Provision for income taxes	10,666
Depreciation and amortization	31,372
EBITDA (non-GAAP)	64,735
Impairments and other charges	6,356
Fluids sale process transaction expenses	1,786
Facility exit costs and other, net	4,594
Severance costs	2,659
Adjusted EBITDA (non-GAAP)	80,130
Other adjustments for the Annual Cash Incentive Plan	604
Consolidated EBITDA, as adjusted by the Compensation Committee (non-GAAP)	$80,734

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Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a performance-based pay philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders.
The following table presents the financial performance measures that the Company considers the most important in linking Compensation Actually Paid to our CEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Most Important Financial Performance Measures
Consolidated Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
Consolidated Return on Net Capital Employed (RONCE)
Income After Capital Charge (IACC)
Relative Total Shareholder Return
Description of Certain Relationships between Information Presented in the Pay Versus Performance Table
As described in greater detail under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a performance-based pay philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

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Alignment of Compensation Actually Paid and Total Shareholder Return (TSR)
The following graph sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs and the Company’s cumulative TSR over the three most recently completed fiscal years. The graph also sets forth a comparison of the Company’s cumulative TSR over the three most recently completed fiscal years and the cumulative TSR of the Company’s peer group over the same period.

Alignment of Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our Net Income (Loss) during the three most recently completed fiscal years.

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Alignment of Compensation Actually Paid and Consolidated EBITDA, as adjusted by the Compensation Committee
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our Consolidated EBITDA, as adjusted by the Compensation Committee, over the three most recently completed fiscal years.

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EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2023, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	4,424,363	(1)	$7.12	(2)	4,530,156	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	4,424,363		$7.12		4,530,156
(1)Includes 1,060,533 shares subject to outstanding options under our Amended and Restated 2006 Equity Incentive Plan and our 2015 Plan and 3,363,830 unvested time-based restricted stock units under our 2015 Plan. There were no shares subject to outstanding options under the Amended and Restated Employee Stock Purchase Plan as of December 31, 2023.
(2)Weighted-average exercise price calculation excludes outstanding restricted stock units, which do not have an exercise price.
(3)Includes 1,518,562 shares available for issuance under the Amended and Restated Employee Stock Purchase Plan, 485,672 shares available for issuance under the 2014 Non-Employee Directors’ Restricted Stock Plan and 2,525,922 shares available for issuance under the 2015 Plan.

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DIRECTOR COMPENSATION
The Compensation Committee regularly reviews the compensation of non-employee directors. Our Compensation Consultant provides the Compensation Committee with industry trends in board compensation and recommends retainers and fees based on the peer Company proxy information as well as national board market data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation.
The Compensation Committee regularly reviews the compensation of non-employee directors. Our compensation consultant provides the Compensation Committee with industry trends in board compensation and recommends retainers and fees based on the peer company proxy information as well as national board market data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation. As part of this review, the Board increased the Board Chair Annual Cash Retainer fee from $110,000 to $130,000 and the Board Chair Annual Equity Retainer from $145,000 to $155,000 in May of 2023. The following table describes the current compensation arrangements with our non-employee directors:

Director Compensation
Annual Cash Retainer Fee (Board Chair)	$130,000
Annual Cash Retainer Fee (other non-employee Directors)	$50,000
Committee Chair Cash Retainer - Audit and Compensation Committees	$25,000
Committee Chair Cash Retainer - ESG Committee	$15,000
Committee Member Cash Retainer - Audit Committee	$13,000
Committee Member Cash Retainer - Compensation and ESG Committees	$8,500
Annual Equity Retainer (Board Chair) (1)	$155,000
Annual Equity Retainer (other non-employee Directors) (1)	$125,000
(1)     Number of awards is determined by dividing the pre-determined value by the closing price of our common stock as reported on the NYSE on the date of grant, which is the date of our annual meeting of stockholders. The awards are granted under our 2014 Non-Employee Directors’ Restricted Stock Plan.
The Board occasionally authorizes additional cash payments to non-employee directors for their service beyond Board and committee meetings, but no such payments were made to any non-employee directors in 2023. Each of our non-employee directors is reimbursed for travel expenses incurred in attending Board and committee meetings.
The following table shows the total cash and non-cash compensation attributed to each of our non-employee directors during the fiscal year ended December 31, 2023. The restricted stock awards vest on May 18, 2024.
Compensation for Mr. Lanigan is disclosed in the “Executive Compensation” section of this Proxy Statement, as he received no additional compensation in 2023 for serving on our Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Total
Anthony J. Best (4)	$32,823	$—	$32,823
Roderick A. Larson	$80,000	$125,001	$205,001
Michael A. Lewis	$86,500	$125,001	$211,501
Claudia M. Meer	$90,418	$125,001	$215,419
John C. Mingé	$82,176	$125,001	$207,177
Rose M. Robeson	$124,989	$155,001	$279,990
Donald W. Young	$94,324	$125,001	$219,325
(1)The Board members are paid on a quarterly basis in advance, with the exception of Mr. Best who was paid in advance on a monthly basis.
(2)Represents the aggregate grant date fair value for restricted stock awards granted to the non-employee directors in 2023. The grant date fair value of the restricted stock awarded in 2023, as determined pursuant to ASC Topic 718, was $3.89 per share. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for the relevant assumptions used to determine the valuation of our stock awards.

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(3)At December 31, 2023, Messrs. Larson, Lewis, Mingé and Young, and Ms. Meer each had 32,134 shares of restricted stock outstanding, which will fully vest May 18, 2024, and Ms. Robeson had 39,846 shares of restricted stock outstanding, which will fully vest May 18, 2024.
(4)Mr. Best did not stand for reelection at the annual meeting of stockholders held on May 18, 2023 and retired from the Board as of such date. As such, the cash fees reported for Mr. Best reflect his service through the date of his retirement from the Board. He also did not receive a grant of restricted stock awards in 2023.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees and Voting
Seven directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders or until such director’s successor has been duly elected and qualified. The Board of Directors has nominated for election as directors the seven persons named below based on the recommendation of the ESG Committee. All nominees are incumbent directors. Proxies solicited hereby cannot be voted for a greater number of vacancies than the nominees for director set forth below.
The Board of Directors recommends that the stockholders vote “FOR” the election of each of the seven nominees. Unless directed otherwise, the persons named in the enclosed proxy intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. All of the Board’s nominees have indicated that they are able and willing to serve as directors. If for any reason one or more of these nominees are unable to serve, the persons named in the enclosed proxy will vote instead for another person or persons that the Board of Directors may recommend, or the number of directors may be further reduced.
Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Our Board members represent a desirable mix of diverse backgrounds, skills and experiences and we believe they all share the personal attributes of effective directors. They each hold themselves to the highest standards of integrity and are committed to the long-term best interests of our stockholders. No family relationships exist among any of our directors or executive officers.
Biographical information for each of the director nominees, including the key qualifications, experience, attributes and skills that led our Board to the conclusion that each of the director nominees should serve as a director, is set forth below.

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Matthew S. Lanigan
EXPERIENCE
Mr. Lanigan joined our Board of Directors in March 2022 when he was promoted to President and Chief Executive Officer of Newpark. Mr. Lanigan joined Newpark in April 2016 in the position of President, Mats & Integrated Services and Vice President, Newpark Resources, Inc. Mr. Lanigan served in this role until September 2021 when he was promoted to President and Chief Operating Officer of Newpark. Mr. Lanigan received his Bachelor’s degree in Chemical Engineering from Royal Melbourne Institute of Technology and his MBA from the Melbourne Business School at the University of Melbourne and certification as a Six Sigma Master Black Belt. Mr. Lanigan began his professional career at ExxonMobil in Australia working on rigs as a Drilling & Completions Engineer, progressing from there to Offshore Production Engineer and as a Marketer for Crude & LPG. While pursuing his MBA he accepted a position with GE in the Plastics division where he rose to the role of Chief Marketing Officer before transferring to the Capital division of GE, based in the UK. His first opportunity to work in the United States came with the Enterprise Client Group of GE’s Capital division, where he worked in leadership roles in Sales & Marketing. In 2011, Mr. Lanigan was appointed as the Director of Commercial Excellence for Asia Pacific, based in Australia. In addition to growing revenue and market share, key responsibilities for this role included developing cross-organizational synergies and market entry strategies.

Age 53 Director Since: 2022 Committees: None
QUALIFICATIONS
Mr. Lanigan’s service as our President and Chief Executive Officer, along with his previous tenure as both President and Chief Operating Officer of the Company as well as President of our Industrial Solutions Segment, provide in-depth knowledge and expertise regarding our operations, customers, competitors, markets and strategy. His extensive international experience and knowledge of the industries we serve brings valuable insight and experience which is critical to our business. Mr. Lanigan also has previous experience with leading an executive team, in both domestic and international markets. His business judgment, management experience and leadership skills offer an exceptional perspective with respect to the opportunities, risks and challenges facing our company.

Roderick A. Larson
EXPERIENCE
Mr. Larson joined our Board of Directors in March 2014. Mr. Larson currently serves as a member of our Audit, ESG and Compensation Committees. Mr. Larson previously served as Chair of our ESG Committee from May 2018 until April 2022. Beginning in May 2012, Mr. Larson served as Chief Operating Officer of Oceaneering International, Inc. (NYSE: OII), a global provider of engineered services and products, and effective February 2015, was named President of the company. In May 2017, Mr. Larson was appointed to serve as a Director and President and Chief Executive Officer of Oceaneering International, Inc. From August 1998 until May 2012, Mr. Larson held varying positions of increasing responsibility at Baker Hughes, Inc., most recently as President, Latin America. While at Baker Hughes, Inc., Mr. Larson served as Vice President, Operations for the Gulf of Mexico and Deepwater Business Development Manager. From 1990 until 1998, he served as operations manager and field engineer for Western Atlas, Inc. (which was acquired by Baker Hughes) in the United States and Venezuela.

Age 57 Director Since: 2014 Committees: Audit, Compensation and ESG
QUALIFICATIONS
Mr. Larson brings over 29 years of experience in global oilfield services which, in the past, included management responsibility for a drilling fluids business. Based upon his experience and in his current position as President and Chief Executive Officer of Oceaneering, he provides valuable insight into the oil and gas industry, including its risks, opportunities, and challenges. In addition, based on his experience at all levels of various organizations, Mr. Larson offers leadership and understanding of the operations and management of a large, global business.

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Michael A. Lewis
EXPERIENCE
Mr. Lewis joined our Board of Directors in January 2021. Mr. Lewis has served as Chair of the ESG Committee since April 2022 and currently serves as a member of our Audit Committee and Compensation Committee. Mr. Lewis has over 34 years of electric operations experience, having served as both Interim President as well as Senior Vice President, Electric Operations of Pacific Gas & Electric Corporation (“PG&E”), which filed for bankruptcy protection in 2019 and successfully emerged from bankruptcy in 2020. In these roles, Mr. Lewis oversaw all aspects of PG&E’s Electric Operations, including the company’s wildfire prevention and response efforts, longer-term grid resiliency initiatives, system-wide vegetation management work and emergency preparedness and response efforts. Mr. Lewis joined PG&E in 2018 and retired from PG&E in December 2020. Prior to joining PG&E, from 2016 to July 2018, Mr. Lewis served as Duke Energy’s Senior Vice President and Chief Distribution Officer, responsible for distribution operations across six states. Mr. Lewis previously served in increasingly more senior roles in electric transmission and distribution, including as Chief Transmission Officer at Duke Energy. He holds a bachelor’s degree in electrical engineering from the University of Florida and an MBA from Nova Southeastern University. He attended both the Advanced Management Program at Duke University and the Finance and Accounting for Non-Financial Management Program at the University of Pennsylvania Wharton School. In January 2021, Mr. Lewis was appointed and currently serves on the Board of Directors of Portland General Electric Company (NYSE: POR) as an independent director, as well as a member of the Board’s Compensation and Finance Committees. In October 2021, Mr. Lewis was appointed and currently serves on the Board of Directors of Osmose Utilities Services, Inc., as well a member of its Audit Committee. Additionally, in May 2023, Mr. Lewis was appointed and currently serves on the Board of Directors of Kinross Gold Corporation (NYSE:KGC), as well as a member of its Corporate Governance and Nominating Committee Corporate Responsibility and Technical Committee.

Age 62 Director Since: 2021 Committees: Audit, Compensation and ESG (Chair)
QUALIFICATIONS

Mr. Lewis brings over 34 years of electric and gas utility operations experience, much of which is directly applicable to our industrial services segment. In light of our strategic focus on accelerating growth within electrical utility and industrial end-markets, his extensive career in the electric utility industry and deep knowledge of the industry’s approach to environmental sustainability provides a distinctive perspective to our Board. Mr. Lewis brings valuable insight into the perspectives of our site access and solutions customers. In addition to his knowledge of the electric utility and industrial business, his background has provided Mr. Lewis with valuable experiences in the areas of senior management, human resources, ESG, strategic planning, safety and crisis management.

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Claudia M. Meer
EXPERIENCE
Ms. Meer joined our Board of Directors in March 2022. Ms. Meer currently has served as Chair of the Audit committee since May 2023 and currently serves as a member of our Compensation and ESG Committees. Ms. Meer is the co-founder of CoreMax Consulting (“CoreMax”), a woman-owned consulting firm focusing on clean energy strategic advisory services with expertise in structured finance, project management, analytics and IT technology. Ms. Meer has served as the Chief Executive Officer of CoreMax since its founding in 2011. She has extensive cleantech and energy transition experience, most recently serving as Chief Investment Officer and Chief Financial Officer from July 2019 to September 2020 of AlphaStruxure, an EaaS joint venture between The Carlyle Group and Schneider Electric, formed to develop and fund clean energy infrastructure. Prior to AlphaStruxure, she served as the Chief Executive Officer and U.S. Country Director from August 2018 to July 2019 of Dalkia U.S., the EDF Group’s U.S.-based building energy efficiency business (“Dalkia”), where she focused on building-centric energy efficiency, smart technologies and clean energy generation to accomplish rapid organic growth and acquisitions. She had previously served as Senior Vice President, Business and Corporate Development of Dalkia from August 2017 to July 2019. From January 2001 to July 2017 she held various positions, including creating and overseeing the public-private partnership and clean energy development and investment groups at Clark Construction Group, LLC. Ms. Meer began her career in investment banking at J.P. Morgan and has significant experience in corporate finance and mergers and acquisitions. She has served since February 2021 as a Board member and Chairman of the Audit Committee of iSun, Inc. (NASDAQ: ISUN), a publicly traded engineering, procurement and construction company focused on solar, storage and electric vehicle services. As of 2021, Ms. Meer has served as Senior Strategic Advisor to DIF Capital Partners, a member of the Board of Directors of Bernhard, one of the largest energy as a service companies, and as a Member of the Executive Advisory Counsel at New Mountain Capital. Additionally, Ms. Meer was appointed as an Advisory Board Member in 2022 by HyAxiom, Inc., the North American Hydrogen Fuel Cell and Eletrolyzer division of Doosan Group.

Age 62 Director Since: March 2022 Committees: Audit (Chair), Compensation and ESG
QUALIFICATIONS
Ms. Meer brings over 37 years of experience in structured finance, mergers and acquisitions, and strategic planning. She has also served as a seasoned executive in roles such as CEO, CFO and CIO and as a member of the Board of one additional publicly traded company and several privately held companies focused on renewable energy development and generation and fleet electrification technology. Ms. Meer has extensive leadership and management experience, domestic and international, and has built new business lines for organizations to help them enter new markets and provide new services to clients. Ms. Meer provides our Board with a unique perspective with her background in infrastructure and the energy transition, including energy efficiency, smart system technologies and clean energy.

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John C. Mingé
EXPERIENCE
Mr. Mingé joined our Board of Directors in December 2017. Mr. Mingé currently serves as a member of our Audit, ESG and Compensation Committees. Mr. Mingé previously served as Chair of our Compensation Committee from May 2018 until April 2023. Mr. Mingé retired as an employee of BP America, Inc. in December 2019, where he most recently served as chairman of a study by the National Petroleum Council into carbon capture utilization and storage technologies. From February 2013 to May 2018, he served as the Chairman and President of BP America, Inc., a subsidiary of BP plc (NYSE: BP), comprised of BP business units involved in exploration and production, refining, chemicals, supply and trading, pipeline operations, shipping and alternative energy. During his 37-year career with BP, Mr. Mingé held a variety of executive and engineering posts around the globe, including assignments as head of BP Alaska, head of BP’s Asia Pacific Exploration and Production Unit, president of BP Indonesia, and president of exploration and production for BP Vietnam and China. Mr. Mingé began his career with Standard Oil of Ohio in Cleveland, Ohio as a drilling research engineer and then served in varying positions of increasing responsibility throughout the United States, United Kingdom and Southeast Asia. Between July 2019 and July 2022, Mr. Mingé served as a non-executive director for Proserv Group Parent LLC. Mr. Mingé is currently engaged in consulting and advisory services through JC Mingé Energy Services, LLC, and is engaged as a Senior Advisor to KKR and a Senior Advisor to McKinsey & Company. Additionally, Mr. Mingé currently serves as a non-executive director for Lynden, Inc. and as Chairman of the Washington State University Foundation.

Age 62 Director Since: 2017 Committees: Audit, Compensation and ESG
QUALIFICATIONS

Mr. Mingé brings over 37 years of experience in the oil and gas exploration and production business, with senior level responsibilities at one of the largest companies in the world and continues to provide consulting and advisory services in this space. He has had extensive management experience at a number of significant business units, both in the United States and internationally. Mr. Mingé brings valuable insight into the perspectives of our domestic and global customers. In addition to his knowledge of the energy business, his background has provided Mr. Mingé with valuable experiences in the areas of organizational structure, talent development, government affairs, and crisis management. In addition, Mr. Mingé brings a global viewpoint to the development and execution of our long-term strategic plan.

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Rose M. Robeson
EXPERIENCE
Ms. Robeson joined our Board of Directors in January 2018 and currently serves as the Board Chair. Ms. Robeson previously served as Chair of the Audit Committee from March 2021 and as a member of our Compensation and ESG Committees until her appointment as Board Chair in May 2023. Ms. Robeson served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the general partner of DCP Midstream GP LP, which is the general partner of DCP Midstream Partners, LP, a publicly-traded limited partnership, from May 2012 until her retirement in March 2014. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream, LLC from January 2002 to May 2012. Prior to her appointment as Chief Financial Officer of DCP Midstream, LLC, Ms. Robeson was the Vice President and Treasurer. Prior to joining DCP Midstream, LLC, Ms. Robeson held a variety of executive finance positions at Total Petroleum and Kinder Morgan. In December 2020, Ms. Robeson was appointed and currently serves on the Williams Companies, Inc. (NYSE: WMB) Board of Directors as an independent director, as well as the chair of its Audit Committee, and a member of its Environmental, Health and Safety Committee. Since July 2014, Ms. Robeson has served as a member of the Board of Directors of SM Energy Company (NYSE: SM) and is currently serving as a member of the ESG Committee and Compensation Committee. From May 2017 to March 2019, Ms. Robeson served as a member of the Board of Directors and Audit Committee Chair of AMGP GP LLC, the general partner of Antero Midstream GP LP, (“AMGP”). Ms. Robeson previously served as a member of the Board of Directors of Antero Midstream Corporation (NYSE: AM) as of March 2019 as a result of the merger completed by AMGP until June 2022, and during her tenure on the Antero Midstream board she served as Audit Committee Chair and as a member of the Nominating and Governance Committee and as a member of the Conflicts Committee. From June 2014 until June 2016, Ms. Robeson served as a director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP, a publicly traded limited partnership. From October 2015 until December 2017 (when Nabors Industries Ltd. completed its acquisition of Tesco Corporation), Ms. Robeson served as a director of Tesco Corporation, an upstream oilfield services company.
Age 63 Director Since: 2018 Committees: None
QUALIFICATIONS

Ms. Robeson has over 36 years of experience in various aspects of the energy industry, including exploration and production, midstream and refining, and marketing. In addition to her role as a senior financial professional, with accounting oversight responsibilities, she also has experience as a senior executive, as well as an independent board member of several publicly-traded companies. In addition to her background providing a well-rounded leadership experience, she is particularly knowledgeable in the areas of corporate finance, financial reporting, accounting, corporate governance, risk management and strategic planning.

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Donald W. Young
EXPERIENCE
Mr. Young joined our Board in March 2022. Mr. Young currently serves as the Chair of our Compensation Committee and as a member of our Audit and ESG Committees. Mr. Young serves as the Managing Member of Race Rock Group, a private holding company focused on control and non-control investments in private companies, industrial and commercial real estate, hedge funds, private debt, venture capital and other alternative investments that he founded in May 2007. Mr. Young has served as Chairman and Chief Executive Officer of Race Rock Infrastructure, a leading manufacturer of highway and transportation, telecommunications, solar, utility and transmission infrastructure products that operate as Highway Safety LLC, Ohio Galvanizing LLC and Structural and Steel Products LLC. From October 2008 to July 2019, Mr. Young served as Chairman and Chief Executive Officer of Hoover Ferguson (now Hoover Circular Solutions) an international specialty rental, logistics, technology and service provider of tanks and containers, and, from October 2007 to October 2021, as a director of Hoover Ferguson. Prior to joining Hoover in October 2008, Mr. Young held various positions in private equity at Citigroup Venture Capital and Sciens Capital Partners and investment banking at Bank of America and Prudential Securities. Since December 2019, Mr. Young has served on the board of directors of Gulf Capital Bank where he is a member of the Nominating and Governance and Loan Committees. From November 2019 to March 2021, Mr. Young also served as Executive-in-Residence with Warburg Pincus LLC in their Industrial and Business Services Group.

Age 51 Director Since: March 2022 Committees: Audit, Compensation (Chair) and ESG
QUALIFICATIONS

Mr. Young has extensive and diverse business management experience and expertise. He has executive leadership experience in the industrial services, infrastructure, financial services, energy and manufacturing industries. Mr. Young has a history of management and operational oversight responsibilities for businesses of varying sizes in stable, fast growing and turnaround operating environments which offers valuable insight and knowledge.

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PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. Based on the stockholder advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs that took place at our 2023 Annual Meeting, the Board determined to hold the advisory vote on the compensation of our NEOs annually until the next stockholder vote on the frequency of such advisory vote. The Board expects the next advisory vote to approve named executive officer compensation following the 2024 meeting will be held at the 2025 annual meeting.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy and objectives are designed to attract, motivate and retain key executives needed to implement our business strategy. We believe that aligning the Company’s short-term and long-term performance with executive compensation is crucial to the Company’s long-term success. We also believe that our executive compensation program should align the interests of our executive officers with those of our stockholders. We encourage you to read the Compensation Discussion and Analysis, along with the compensation tables and related narrative discussion contained in this Proxy Statement. The Compensation Discussion and Analysis discusses our executive compensation philosophy and programs and explains the compensation decisions relating to the NEOs.
The Compensation Committee and the Board of Directors believe that the policies and programs are effective in implementing our compensation philosophy, are commensurate with the performance and strategic position of the Company and are reflective of the input that executive management and the Compensation Chair received during their stockholder engagement efforts. This advisory vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement. Although this vote is advisory and therefore the outcome of this vote is non-binding on the Company or the Board of Directors, the Compensation Committee of the Board of Directors will consider your decision when setting future compensation for our NEOs.
This advisory stockholder vote, commonly known as “say-on-pay,” gives our stockholders the opportunity to approve or not approve, on an advisory basis, our compensation policies and programs for our NEOs through the following resolution:
“RESOLVED, that the stockholders of Newpark Resources, Inc. APPROVE, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”
The Board of Directors unanimously recommends a vote “FOR” approving the named executive officer compensation, as disclosed in this Proxy Statement.

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PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected the accounting firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Deloitte Entities has conducted the examination of the Company’s financial statements for each of the past 16 fiscal years. Consistent with the Sarbanes-Oxley Act of 2002 and SEC rules, our lead and concurring audit partners from the Deloitte Entities are required to rotate off of our account every five years and then are prohibited from working on our account for the next five years. Other audit partners at the Deloitte Entities who are not serving as our lead or concurring audit partners must rotate off of our account after seven years and then are subject to a two-year time out period. One or more representatives of the Deloitte Entities are expected to participate in the Annual Meeting either in person or electronically and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders.
The Audit Committee is directly responsible for selecting and retaining our independent registered public accounting firm. Although action by the stockholders is not required for the appointment, given the critical role played by the independent registered public accounting firm, we are providing stockholders the opportunity to express their views on this matter by electing whether to ratify the appointment. If the stockholders fail to ratify the appointment of the Deloitte Entities, the Audit Committee will reconsider the appointment, but the Audit Committee may still elect in its discretion to retain the Deloitte Entities. Conversely, even if the appointment of the Deloitte Entities is ratified by our stockholders, the Audit Committee in its discretion may appoint a different independent auditing firm at any time during the year if the Audit Committee determines that a change in auditors would be in the best interests of our Company and our stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

Independent Registered Public Accounting Firm Fees
The Deloitte Entities were appointed to serve as our independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. The following table sets forth the fees billed to us for professional services rendered by the Deloitte Entities for the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees (1)	$1,425,000	$1,585,000
Audit-Related Fees (2)	15,000	15,000
Tax Fees	—	—
All Other Fees (3)	2,000	2,000
Total	$1,442,000	$1,602,000
(1)Audit Fees consist primarily of fees for (i) the audit of our annual financial statements, (ii) review of our financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal controls over financial reporting and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)Audit-Related Fees consist of consent fees.
(3)All Other Fees consist of fees for access to an online research tool.

Pre-Approval Policies Regarding Audit and Non-Audit Fees
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Prior to performing any audit services, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the expected fees for those services. If the engagement letter is approved, the Audit Committee will engage the independent registered public accounting firm to perform the audit.
For non-audit services, our management will submit to the Audit Committee for approval the list of non-audit services recommended by management which the Audit Committee should engage the independent registered public accounting firm to provide for the fiscal year. Prior to the performance of any of these services, our management and the independent registered public accounting firm each will confirm to the Audit Committee that each non-audit service on the list is

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permissible under all applicable legal requirements. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of service and generally is subject to a specific budget. The Audit Committee also may pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process and the fees for services performed to date.
As permitted by statute, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee to provide for the prompt handling of unexpected matters. The Chair will report any action taken pursuant to this delegated authority to the Audit Committee at or before the next Audit Committee meeting.
All services performed by our independent registered public accounting firm in 2023 and 2022 were approved in accordance with the Audit Committee’s pre-approval policies.

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AUDIT COMMITTEE REPORT
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee is composed of five independent directors who satisfy the requirements of independence established by NYSE listing standards and the SEC. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” under applicable SEC rules and NYSE listing rules, and that Ms. Meer is an “audit committee financial expert” as defined by applicable SEC rules.
The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.newpark.com/governance and is also available in print upon request from our Corporate Secretary.
Management has primary responsibility for our financial statements and financial reporting processes and for the maintenance of internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations and ethical business standards. Our independent registered public accounting firm, the Deloitte Entities, is responsible for expressing an opinion on whether the Company’s consolidated financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in accordance with accounting principles generally accepted in the United States. Additionally, the Deloitte Entities are responsible for expressing an opinion regarding the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also is responsible for the engagement, compensation and oversight of the independent registered public accounting firm.
In keeping with that responsibility, the Audit Committee meets regularly with management and the independent registered public accounting firm. Meetings with the independent registered public accounting firm are held both with and without management present, and the independent registered public accounting firm has direct access to the Audit Committee to discuss the scope and results of its work and its comments on the adequacy of internal controls and the quality of financial reporting. The Audit Committee met eight times during the year ended December 31, 2023.
The Audit Committee reviewed, with the independent registered public accounting firm, the overall scope and plans for its audits. The Audit Committee has also reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023 and internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from our Company and our management. The Audit Committee also reviewed the non-audit services provided by the independent registered public accounting firm and concluded that the provision of those services is compatible with its independence.
We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which we refer to as the 2023 Annual Report, in a timely fashion with the SEC in 2024. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2023 Annual Report. The Audit Committee also engaged the Deloitte Entities as our independent registered public accounting firm for fiscal year 2024. See above under the heading “Ratification of Appointment of Independent Registered Public Accounting Firm” for additional information on the decision to again appoint the Deloitte Entities as our independent registered public accounting firm.

Audit Committee:

Claudia M. Meer (Chair)
Roderick A. Larson
Michael A. Lewis
John C. Mingé
Donald W. Young

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PROPOSAL NO. 4
APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF OFFICERS AS PERMITTED BY LAW

Proposed Amendment to our Restated Certificate of Incorporation
We are asking our stockholders to approve an amendment to our Restated Certificate of Incorporation (the “Certificate”) to expand exculpation protection for our officers (the “Proposed Amendment”). The State of Delaware, which is where the Company is incorporated, enacted legislation in 2022 that expands exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to but more limited than the protection already afforded to directors under our Certificate.
Reasons for the Proposed Amendment
The Board of Directors believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by Delaware law, in order to better position the Company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. The nature of their role often requires officers to make decisions on crucial matters and frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of lawsuits seeking to impose liability with the benefit of hindsight and regardless of merit. Aligning the protections available to our officers with those available to our directors to the extent permitted by Delaware law would empower officers to exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability.
The Board of Directors also believes that the Proposed Amendment would strike the appropriate balance between furthering the Company’s goals of attracting and retaining quality officers with promoting stockholder accountability because, consistent with the update to Delaware law, the Proposed Amendment would exculpate officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate or limit liability with respect to:
a.breach of fiduciary duty claims brought by the Company itself;
b.derivative claims brought by stockholders in the name of the Company;
c.any claims involving breach of the duty of loyalty to the Company or its stockholders;
d.any claims involving acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
e.any claims involving transactions from which the officer derived an improper personal benefit.
Under the Proposed Amendment, the only officers who would be eligible for exculpation would be (i) anyone serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Controller, Treasurer and Chief Accounting Officer, (ii) any other named executive officers and (iii) any other officer who has consented to service of process in Delaware by written agreement. Notwithstanding the foregoing, the Proposed Amendment also provides that, if approved by the stockholders, at any time following the effectiveness of the Proposed Amendment, Delaware law is amended to authorize any further elimination or limitation of the personal liability of officers, then the liability of an officer of the Company shall automatically be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—the Board determined that the Proposed Amendment is in the best interests of the Company and its stockholders.
Summary of the Proposed Amendment
Consistent with the update to Delaware law, the Board is proposing, and is asking stockholders to approve, the Proposed Amendment to extend the exculpation provisions to certain officers. Specifically, the Proposed Amendment, which our Board of Directors has unanimously approved and declared advisable, would add a new Article FOURTEENTH to read in its entirety as follows:
FOURTEENTH. To the fullest extent permitted by law, as the same exists or as may hereafter be amended, an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for

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breaches of fiduciary duty as an officer. Neither any amendment nor repeal of this Article Fourteenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
The general description of the Proposed Amendment set forth above is qualified in its entirety by reference to the Certificate of Amendment to our Certificate (the “Certificate of Amendment”), which is attached as Appendix A.
Effectiveness
If the Proposed Amendment is approved, it will become effective upon filing of the Certificate of Amendment with the Secretary of State for the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval of the Exculpation Amendment. Our Board of Directors reserves the right to elect to abandon the Proposed Amendment at any time before it becomes effective even if it is approved by the stockholders.
If stockholders do not approve the Proposed Amendment, Article FOURTEENTH will not be added to the Certificate, our officers will not be entitled to exculpation under Delaware law, and the Certificate of Amendment setting forth the Proposed Amendment will not be filed with the Delaware Secretary of State.
The Board of Directors unanimously recommends that you vote “FOR” Approval of the Proposed Amendment to the Company’s Restated Certificate of Incorporation

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Appendix A
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWPARK RESOURCES, INC.

Newpark Resources, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: The name of the Corporation is Newpark Resources, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on November 5, 1998.
SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation. The proposed amendment was considered at the annual meeting of stockholders duly called upon notice in accordance with Section 222 of the DGCL and held on May 16, 2024, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation.
THIRD: the Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article FOURTEENTH to read in its entirety as follows:
FOURTEENTH. To the fullest extent permitted by law, as the same exists or as may hereafter be amended, an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as an officer. Neither any amendment nor repeal of this Article Fourteenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of May [·], 2024.

NEWPARK RESOURCES, INC.

By:
Name:
Title:

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STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act for the 2025 Annual Meeting of Stockholders must be received by us by 5:00 p.m. Eastern Time on December 5, 2024. Such proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. Any such proposals will be subject to the requirements of the proxy rules (including Rule 14a-8) adopted under the Exchange Act. SEC rules and regulations provide that if the date of our 2025 Annual Meeting is advanced or delayed more than 30 days from the anniversary date of the 2024 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2025 Annual Meeting. Upon determination by us that the date of the 2025 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2024 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by the Exchange Act.
For proposals not intended to be included in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, but sought to be presented at our 2025 Annual Meeting of Stockholders, our Bylaws provide that stockholder proposals, including director nominations, must be delivered to or mailed to and received at our principal executive offices not earlier than 5:00 p.m. Eastern Time on the day that is 120 days prior to the first anniversary of the preceding year’s annual meeting date or later than 5:00 p.m. Eastern Time on the date that is 90 days prior to such date; provided, that if the date of the meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, such notice will be considered timely if properly delivered not earlier than the 120th day prior to the meeting and not later than 5:00 p.m. Eastern Time on the later of the 90th day prior to the meeting or the 10th day following the day on which public announcement regarding the date of the meeting is first made by the Company. Accordingly, for the 2025 Annual Meeting of Stockholders, unless the date of the meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2024 Annual Meeting, such notice must be delivered to or mailed to and received at our principal executive offices not earlier than 5:00 p.m. Eastern Time on January 16, 2025 and no later than 5:00 p.m. Eastern Time on February 15, 2025. Any such proposal must be a proper matter for stockholder action and must comply with the procedures, terms and conditions set forth in our Bylaws (which include timing and information required under Rule 14a-19 of the Exchange Act). A copy of our Bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
We do not presently know of any matters other than those described above that may be presented for stockholder action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to direction by the Board of Directors.

2024 Proxy Statement | 64

NEWPARK

NEWPARK RESOURCES, INC.
ATTN: M. CELESTE FRUGÉ
9320 LAKESIDE BLVD., SUITE 100
THE WOODLANDS, TEXAS 77381

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34323-P05566 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NEWPARK RESOURCES, INC. (the "Company")

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Matthew S. Lanigan	☐	☐	☐
1b. Roderick A. Larson	☐	☐	☐
1c. Michael A. Lewis	☐	☐	☐
1d. Claudia M. Meer	☐	☐	☐
1e. John C. Mingé	☐	☐	☐
1f. Rose M. Robeson	☐	☐	☐
1g. Donald W. Young	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4:	For	Against	Abstain
3. Ratification of appointment of independent registered public accounting firm.	☐	☐	☐
4. Approval of proposed amendment to the Company's Restated Certificate of Incorporation to limit the liability of officers as permitted by law.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V34324-P05566

NEWPARK RESOURCES, INC.
Annual Meeting of Stockholders
May 16, 2024 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Gregg S. Piontek and M. Celeste Frugé, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEWPARK RESOURCES, INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 AM CDT on May 16, 2024, at the Newpark Technology Center located at 21920 Merchants Way, Katy, TX 77449, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is properly executed, but no such direction is made, the shares represented by this proxy will be voted in accordance with the Board of Directors' recommendations. In the event that any of the nominees named on the reverse side of this ballot are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side